                                                                    Exhibit 10.1


                           SECOND AMENDED AND RESTATED

                           REVOLVING CREDIT AGREEMENT

                            dated as of May 15, 2002

                                      among

                             ESSEX PORTFOLIO, L.P.,

                        a California limited partnership,

                           THE LENDERS LISTED HEREIN,

                             BANK OF AMERICA, N.A.,

                            as Administrative Agent,

                         UNION BANK OF CALIFORNIA, N.A.,

                                       and

                                 BANK ONE, N.A.,

                            as Co-Syndication Agents,

                                       and

                         BANC OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager

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                                TABLE OF CONTENTS

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1.       DEFINITIONS.................................................................................    2

         1.1      Defined Terms......................................................................    2
         1.2      Other Interpretive Provisions......................................................   15

2.       LOAN AMOUNTS AND TERMS......................................................................   17

         2.1      Amount and Terms of Commitment.....................................................   17
         2.2      Swing Line.........................................................................   18
         2.3      Loan Accounts; Notes...............................................................   20
         2.4      Procedure for Obtaining Credit.....................................................   20
         2.5      Conversion and Continuation Elections..............................................   21
         2.6      Voluntary Termination or Reduction of Commitment...................................   22
         2.7      Principal Payments.................................................................   23
         2.8      Extension of Maturity Date.........................................................   24
         2.9      Interest...........................................................................   24
         2.10     Fees...............................................................................   25
         2.11     Computation of Fees and Interest...................................................   26
         2.12     Increase in Maximum Commitment Amount..............................................   26
         2.13     Payments by Borrower...............................................................   28
         2.14     Payments by the Lenders to Administrative Agent....................................   29
         2.15     Sharing of Payments, Etc...........................................................   30
         2.16     Defaulting Lender..................................................................   30
         2.17     Increases and Decreases in Pro Rata Shares.........................................   32

3.       Taxes, Yield Protection and Illegality......................................................   32

         3.1      Taxes..............................................................................   32
         3.2      Illegality.........................................................................   33
         3.3      Increased Costs and Reduction of Return............................................   33
         3.4      Funding Losses.....................................................................   34
         3.5      Inability to Determine Rates.......................................................   35
         3.6      Certificate of Lender..............................................................   35
         3.7      Survival...........................................................................   35

4.       UNENCUMBERED ASSET POOL.....................................................................   35

         4.1      Additions of Property to the Unencumbered Asset Pool...............................   35
         4.2      Delivery of Information............................................................   38

5.       CONDITIONS TO DISBURSEMENTS.................................................................   39

         5.1      Conditions to Initial Loans........................................................   39
         5.2      Conditions of Each Borrowing or Issuance of Letter of Credit.......................   40

6.       COVENANTS OF BORROWER.......................................................................   41

         6.1      Covenants Relating to Unencumbered Asset Pool......................................   41
         6.2      Payment of Expenses................................................................   42
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                                TABLE OF CONTENTS

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         6.3      Financial and Other Information; Certification.................................  43
         6.4      Notices........................................................................  45
         6.5      Negative Covenants.............................................................  46
         6.6      Type of Business; Development Covenants........................................  47
         6.7      Performance of Acts............................................................  47
         6.8      Keeping Guarantor Informed.....................................................  47
         6.9      Maximum Total Liabilities to Gross Asset Value.................................  48
         6.10     Unsecured Debt to Unencumbered Asset Value.....................................  48
         6.11     Fixed Charge Coverage Ratio....................................................  48
         6.12     Consolidated Tangible Net Worth................................................  48
         6.13     Maximum Quarterly Dividends....................................................  48
         6.14     Negative Pledge................................................................  48
         6.15     Change in Ownership of Borrower or Management of the Unencumbered
                  Asset Pool Property............................................................  49
         6.16     Books and Records..............................................................  49
         6.17     Audits.........................................................................  49
         6.18     Cooperation....................................................................  49
         6.19     ERISA Plans....................................................................  49
         6.20     Use of Proceeds................................................................  50
         6.21     Use of Proceeds - Ineligible Securities........................................  50
         6.22     Existing Convertible "Flipper" Loans...........................................  50

7.       REPRESENTATIONS AND WARRANTIES..........................................................  50

         7.1      Organization of Borrower.......................................................  50
         7.2      Authorization..................................................................  50
         7.3      Enforceable Agreement..........................................................  50
         7.4      Good Standing..................................................................  51
         7.5      No Conflicts...................................................................  51
         7.6      Financial Information..........................................................  51
         7.7      Borrower Not a "Foreign Person"................................................  51
         7.8      Lawsuits.......................................................................  51
         7.9      Permits, Franchises............................................................  51
         7.10     Other Obligations..............................................................  52
         7.11     Income Tax Returns.............................................................  52
         7.12     No Event of Default............................................................  52
         7.13     ERISA Plans....................................................................  52
         7.14     Location of Borrower...........................................................  52
         7.15     No Required Third Party/Governmental Approvals.................................  52

8.       DEFAULT AND REMEDIES....................................................................  52

         8.1      Events of Default..............................................................  52
         8.2      Remedies.......................................................................  54
         8.3      Rights Not Exclusive...........................................................  55

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                                TABLE OF CONTENTS

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9.       REFERENCE AND ARBITRATION.............................................................   55

         9.1      Mandatory Arbitration........................................................   55
         9.2      Judicial Reference...........................................................   55
         9.3      Provisional Remedies; Self-Help..............................................   55

10.      THE ADMINISTRATIVE AGENT..............................................................   56

         10.1     Appointment and Authorization of Administrative Agent........................   56
         10.2     Administrative Agent's Powers................................................   56
         10.3     Limitation on Administrative Agent's Duties..................................   56
         10.4     Liability of Administrative Agent............................................   57
         10.5     Co-Agents....................................................................   57
         10.6     Credit Decision..............................................................   57
         10.7     Indemnification; Cost and Expenses...........................................   58
         10.8     Administrative Agent in its Individual Capacity..............................   58
         10.9     Notice of Default............................................................   58
         10.10    Successor Administrative Agent...............................................   59
         10.11    Withholding Tax..............................................................   59

11.      MISCELLANEOUS PROVISIONS..............................................................   60

         11.1     Amendments and Waivers.......................................................   60
         11.2     Notices......................................................................   61
         11.3     Attorneys' Fees..............................................................   61
         11.4     Indemnity....................................................................   62
         11.5     Assignments and Participations...............................................   62
         11.6     Confidentiality..............................................................   64
         11.7     Heirs, Successors and Assigns................................................   64
         11.8     No Third Parties Benefited...................................................   65
         11.9     Payments Set Aside...........................................................   65
         11.10    Interpretation...............................................................   65
         11.11    Miscellaneous................................................................   65
         11.12    Governing Law................................................................   65
         11.13    Counterparts.................................................................   65
         11.14    Integration and Relation to Loan Commitment..................................   65
         11.15    Actions......................................................................   66
         11.16    Relationships with Other Customers...........................................   66
         11.17    Amendment and Restatement; Termination of Co-Lender Agreement................   66

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                                TABLE OF CONTENTS

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EXHIBITS
--------
Exhibit A         Unencumbered Asset Pool
Exhibit B         Form of Borrowing Notice
Exhibit C         Form of Letter of Credit Agreement
Exhibit D-1       Form of Supplemental Signature Page (Existing Co-Lender)
Exhibit D-2       Form of Supplemental Signature Page (New Co-Lender)
Exhibit E         Form of Compliance Certificate
Exhibit F         Form of Assignment and Assumption

                                                                   EXHIBIT 10.1

                           SECOND AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

          This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of May 15, 2002 (this "Agreement"), is among Essex Portfolio, L.P., a California limited partnership ("Borrower"), the several financial institutions from time to time party to this Agreement (collectively, the "Lenders" and individually, a "Lender"), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, "Administrative Agent"), and BANC OF AMERICA Securities LLC, a Delaware limited liability company, as sole lead arranger and sole book manager (the "Arranger").

                               Factual Background

          A. Certain of the Lenders have previously made available to Borrower an unsecured revolving line of credit in the maximum principal amount of $120,000,000 (the "Credit Line") on the terms and subject to the conditions set forth in that certain First Amended and Restated Revolving Loan Agreement dated as of May 16, 2000, among Borrower, the financial institutions party thereto and Bank of America, N.A., as administrative agent for the lenders, as modified by that certain First Amended and Restated Modification Agreement to Syndicate $120,000,000 Revolving Loan among Borrower, the financial institutions party thereto, and Bank of America, N.A., as administrative agent for the lenders (as modified, the "Existing Agreement"), to be used for the interim financing of acquisitions, for general working capital, to provide letters of credit, and for other purposes permitted by Borrower's organizational documents other than the repurchase of Guarantor's common stock.

          B. Essex Property Trust, Inc., a Maryland corporation and Borrower's general partner, has guaranteed Borrower's obligations under the Existing Agreement.

          C. Under the Existing Agreement, Bank of America, N.A. has a pro rata share of 29.1666666666667%, representing a maximum commitment of $35,000,000; Union Bank California, N.A. has a pro rata share of 20.8333333333333%, representing a maximum commitment of $25,000,000; Bank One, N.A. has a pro rata share of 20.8333333333333%, representing a maximum commitment of $25,000,000; Comerica Bank has a pro rata share of 16.6666666666667%, representing a maximum commitment of $20,000,000; and KeyBank National Association has a pro rata share of 12.50%, representing a maximum commitment of $15,000,000.

          D. In connection with the Existing Agreement, Borrower, the financial institutions party thereto, Bank of America, N.A., as administrative agent for the lenders, and certain other parties entered into that certain First Amended and Restated Co-Lender Agreement dated as of May 16, 2000 (the "Co-Lender Agreement").

Borrower has requested that the Lenders and Administrative Agent modify the Existing Agreement to, among other things, extend the term and increase the maximum principal amount of the Credit Line to $165,000,000. The Lenders and Administrative Agent are willing to modify the Credit Line on the terms and subject to the conditions set forth in this Agreement, which amends and restates the Existing Agreement in full, with the pro rata shares of the Lenders adjusted so that Bank of America, N.A. has a pro rata share of 15.1515151515152%, representing a maximum commitment of $25,000,000; Union Bank California, N.A. has a pro rata share of 15.1515151515152%, representing a maximum commitment of $25,000,000; Bank One, N.A. has a pro rata share of 15.1515151515152%, representing a maximum commitment of $25,000,000; Comerica Bank has a pro rata share of 12.1212121212121%, representing a maximum commitment of $20,000,000; KeyBank National Association has a pro rata share of 12.1212121212121%, representing a maximum commitment of $20,000,000; Dresdner Bank AG, New York and Grand Cayman Branches, has a pro rata share of 10.6060606060606%, representing a maximum commitment of $17,500,000; PNC Bank, National Association has a pro rata share of 10.6060606060606%, representing a maximum commitment of $17,500,000; and Chevy Chase Bank, F.S.B. has a pro rata share of 9.0909090909090%, representing a maximum commitment of $15,000,000.

                                    Agreement

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.   DEFINITIONS.

     1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

          "Administrative Agent" means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent designated under Section 10.10.

          "Affiliate" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Agent-Related Persons" means BankAmerica and any successor administrative agent hereunder, together with their respective Affiliates and the officers, directors, employees, and agents of such Persons.

          "Agent's Payment Office" means the address for payments set forth herein for Administrative Agent, or such other address as Administrative Agent may from time to time specify by the delivery of a written notice.

          "Agreement" means this Second Amended and Restated Revolving Credit Agreement, as supplemented, modified, amended or amended and restated from time to time.

          "Applicable LIBOR Margin" means the Applicable Margin for LIBOR Loans.

          "Applicable Margin" means the Applicable LIBOR Margin or the Applicable Reference Rate Margin determined from the following pricing grid based on the current published or private pro forma ratings of Guarantor's senior long term debt by the Rating Agencies:

---------------------------------------------------------------------------------------------
                                                       LIBOR       PER ANNUM   REFERENCE
                                                       MARGIN      FACILITY    Rate
GUARANTOR'S SENIOR UNSECURED LONG TERM DEBT RATING     (BPS)       FEE (BPS)   MARGIN (BPS)
---------------------------------------------------------------------------------------------
BBB+/Baa1 or better                                      100          15           0
---------------------------------------------------------------------------------------------
BBB/Baa2                                                 105         17.5          0
---------------------------------------------------------------------------------------------
BBB-/Baa3                                                110          20           0
---------------------------------------------------------------------------------------------
Less than BBB-/Baa3                                      150          25           25
---------------------------------------------------------------------------------------------

Borrower shall provide to the Administrative Agent annually, on or before June 30, written evidence of the current rating on Guarantor's senior long term debt by the Rating Agencies, which evidence shall be reasonably acceptable to the Administrative Agent. In the event of a difference in rating between the Rating Agencies, the Applicable Margin shall be based on the lower rating. Changes in the Applicable Margin shall become effective on the first day following the date on which one or both of the Rating Agencies changes the rating on Guarantor's senior long term debt.

          "Applicable Reference Rate Margin" means the Applicable Margin for Reference Rate Loans.

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Arranger" has the meaning given to it in the introductory paragraph of this Agreement.

          "Availability" means, at any time, an amount equal to the least of (a) fifty percent (50%) of the Unencumbered Asset Pool Value at such time, (b) the

Unencumbered Asset Pool Mortgage Value at such time, or (c) the Maximum Commitment Amount at such time.

          "BankAmerica" means Bank of America, N.A.

          "Borrowing" means any borrowing hereunder consisting of Loans (other than a Swing Loan) of the same Type made by the Lenders to Borrower on the same day under Article 2 and, other than in the case of Reference Rate Loans, having the same Interest Period, but does not include (a) a conversion of Loans of one Type to another Type or (b) a continuation of a Loan as a Loan of the same Type, but with a new Interest Period.

          "Borrowing Notice" means a notice substantially in the form of Exhibit B given by Borrower to Administrative Agent pursuant to Section 2.4.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or San Francisco, California, are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Adequacy Regulation" means any guideline or directive of any central bank or other Governmental Authority, or any other law, rule or regulation regarding capital adequacy of any Lender or of any corporation controlling a Lender.

          "Capital Interest" means, with respect to any Joint Venture, the ratio of (i) Borrower's contribution to the capital of such Joint Venture to (ii) the aggregate amount of all contributions to the capital of such Joint Venture.

          "Capitalization Rate" means eight and three-fourths percent (8.75%); provided, however, that if Borrower satisfies all of the extension conditions set forth in Section 2.8 and the Maturity Date is extended, all of the Lenders may, in their reasonable discretion, adjust the Capitalization Rate applicable to the period from and after the initial Maturity Date by up to one-quarter of one percent (0.25%).

          "Closing Date" means the earliest date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by Administrative Agent.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Co-Lender Agreement" has the meaning given to it in Recital D.

          "Commitment" means, as to any Lender, the amount of the credit and the outstanding Loans for which such Lender is obligated.

          "Conversion/Continuation Notice" means a notice substantially in the form of Exhibit B completed for a conversion or continuation of LIBOR Loans and given by Borrower to Administrative Agent pursuant to Section 2.5.

          "Credit Line" has the meaning given to it in Recital A.

          "Debt Service" means the sum of (x) the aggregate interest payments, Letter of Credit fees and other fees paid or payable in respect of or relating to debt on a property, plus (y) the aggregate principal installments paid and payable (but not payments due at maturity) in respect of or relating thereto.

          "Debt Service Coverage Ratio" means, for the Unencumbered Asset Pool at any time, the ratio of (a) the sum of (x) the Net Operating Income for the four (4) most recent full consecutive calendar quarters for each of the Unencumbered Asset Pool Properties that Borrower has owned for four (4) or more full consecutive calendar quarters, and (y) the annualized Net Operating Income for the most recent number of full consecutive calendar quarters that Borrower has owned each Unencumbered Asset Pool Property that Borrower has owned for more than one (1) full calendar quarter but less than four (4) full calendar quarters, less, in each case, a $250 per unit capital expense reserve, divided by (b) a calculated debt service payment based on the greater of (i) an eight and eighty-one one-hundredths percent (8.81%) mortgage constant (8.0% per annum rate; 30 year amortization) or (ii) the seven year United States treasury rate plus one hundred seventy-five basis points (1.75%).

          "Default" means any event or circumstance which, with notice or the passage of time or both, would become an Event of Default.

          "Default Rate" means the per annum rate of interest that is 300 basis points in excess of the rate otherwise applicable.

          "Defaulting Lender" has the meaning given to it in Section 2.14.2.

          "EBITDA" means, for any fiscal period of Guarantor and its consolidated subsidiaries, (a) the sum for such period of (i) consolidated net income, (ii) consolidated interest expense (including capitalized interest expense); (iii) consolidated charges against income for all federal, state and local taxes based on income, (iv) consolidated depreciation expense, (v) consolidated amortization expense, (vi) the aggregate amount of other non-cash charges and expenses, and (vii) the aggregate amount of extraordinary losses included in the determination of consolidated net income for such period, less
(b) the aggregate amount of extraordinary gains included in the determination of consolidated net income for such period, and in each case excluding Minority Interests, all as determined in accordance with GAAP, consistently applied. For purposes of this definition, EBITDA includes Borrower's pro rata shares of interest expense, federal, state and local taxes based on income, depreciation expense and amortization expense for Joint Ventures, based on its Capital Interests in such Joint Ventures.

          "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
(c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, "Eligible Assignee" shall not include Borrower or any of Borrower's Affiliates or subsidiaries. Approval by Administrative Agent or, if required, by Borrower of any Person as an Eligible Assignee shall not constitute a waiver of any right to approve any other Person before such other Person can become an Eligible Assignee.

          "EMC" means Essex Management Corporation, a California corporation.

          "Environmental Laws" means all federal, state, and local laws, ordinances and regulations relating to any Hazardous Substance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C.ss. 2601 et seq., the Clean Water Act, 33 U.S.C.ss. 466 et seq., as amended, and the Clean Air Act, 42 U.S.C.ss. 7401 et seq.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" means any of the events or circumstances specified in Section 8.1.

          "Existing Agreement" has the meaning given to it in Recital A.

          "Federal Funds Rate" means, for any day, the rate published by the Federal Reserve Bank of New York for the preceding Business Day as "Federal Funds (Effective)" (or, if not published, the arithmetic mean of the rates for overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day quoted by three (3) brokers of Federal Funds in New York City as determined by Administrative Agent).

          "Fee Letter" has the meaning given to it in Section 2.10.3.

          "Fixed Charges" means, for any fiscal period of Guarantor and its consolidated subsidiaries, the sum of the following items for such period (including Borrower's share of each such item for each Joint Venture): (i) interest expense (whether paid or accrued), (ii) capitalized interest expense,
(iii) preferred stock dividends, (iv) scheduled principal payments other than balloon payments, and (v) a reserve for recurring capital expenditures in an amount equal to sixty-two dollars and fifty cents ($62.50) per quarter per unit (computed based on the average number of units owned during such period).

          "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any entity owned or controlled, through capital ownership or otherwise, by any of the foregoing.

          "Gross Asset Value" means, at any time, the sum (without duplication) of (i) an amount equal to EBITDA for Guarantor and its consolidated subsidiaries for the most recent fiscal quarter for which the Administrative Agent has received financial statements (excluding any income attributable to properties bought or sold during such fiscal quarter and any income received during such fiscal quarter attributable to the Clarewood Office Building located at 22110-22120 Clarendon Street, Woodland Hills, California, and the office building located at 925 East Meadow Drive; Palo Alto, California), multiplied by four (4) and divided by the Capitalization Rate (expressed as a decimal), (ii) the amount of cash and marketable securities held by Guarantor and its consolidated subsidiaries as of the end of such fiscal quarter, (iii) the aggregate acquisition cost of properties acquired by Guarantor or any of its consolidated subsidiaries during such fiscal quarter (including Borrower's pro rata shares of any properties acquired by Joint Ventures, based on its Capital Interests in such Joint Ventures), (iv) the aggregate book value of all development in progress as of the end of such fiscal quarter (including Borrower's pro rata share of development in progress held by Joint Ventures, based on its Capital Interests in such Joint Ventures), as reported on Guarantor's 10K and 10Q, (v) $4,500,000, if Borrower owns the Clarewood Office Building located at 22110-22120 Clarendon Street, Woodland Hills, California at such time, and (vi) $4,500,000, if Borrower owns the office building located at 925 East Meadow Drive; Palo Alto, California at such time.

          "Guarantor" means Essex Property Trust, Inc., a Maryland corporation operating as a real estate investment trust.

          "Guaranty" means that certain Amended and Restated Payment Guaranty of even date herewith executed by Guarantor.

          "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

                  "Hazardous Substance" means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as "toxic," "hazardous," a "pollutant" or similar designation under any federal, state or local law, regulation or ordinance.

                  "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services; (c) all reimbursement obligations with respect to surety bonds, letters of credit and similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

                  "Indemnified Liabilities" has the meaning given to it in
Section 11.4.

                  "Indemnified Person" has the meaning given to it in Section 11.4.

                  "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. federal, state or foreign law, including the United States Bankruptcy Code (11 U.S.C. ss.101 et seq.).

                  "Interest Payment Date" means (a) the first Business Day of each month for interest due through the last day of the preceding month, (b) the Maturity Date, and (c) the date of any prepayment of any Loan made hereunder, as to the amount prepaid.

                  "Interest Period" means, with respect to any LIBOR Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to a LIBOR Loan and ending on the date that is one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower in its Borrowing Notice or Conversion/Continuation Notice; provided that:

                       (a) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

                       (b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

                  "Joint Venture" means a Person in which Borrower has an ownership interest that is less than one hundred percent (100%).

                  "Joint Venture Investments" means the aggregate amount of Borrower's investments (valued in accordance with GAAP), advances and loans to Joint Ventures unconsolidated under GAAP, excluding investments in such Joint Ventures in which Borrower's Capital Interest is less than fifteen percent (15%).

                  "Lenders" means BankAmerica and the several additional financial institutions from time to time a party to this Agreement.

                  "Lending Office" means, as to any Lender, the office specified as its Lending Office on the signature pages hereto, or such other office as such Lender may designate to Borrower and Administrative Agent in writing from time to time.

                  "Letter of Credit" means a standby letter of credit issued by BankAmerica for Borrower's account pursuant to Section 2.1.

                  "Letter of Credit Agreement" has the meaning given to it in
Section 2.1.

                  "Leverage Ratio" means, as of any date of determination, the ratio of (a) Total Liabilities as of such date to (b) Gross Asset Value as of such date.

                  "LIBOR Base Rate" has the meaning set forth in the definition of LIBOR Rate.

                  "LIBOR Borrowing" means a Borrowing consisting of LIBOR Loans.

                  "LIBOR Loan" means a Loan that bears interest based on the LIBOR Rate.

                  "LIBOR Rate" means, for any Interest Period with respect to any LIBOR Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

                                               LIBOR Base Rate
                LIBOR Rate  =         ---------------------------------
                                       1.00 - LIBOR Reserve Percentage

                       Where,

                       "LIBOR Base Rate" means, for such Interest Period:

                       (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                       (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                       (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "LIBOR Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR funding (currently referred to as "LIBOR liabilities"). The LIBOR Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the lessor's interest under a capital lease (determined in accordance with GAAP), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the UCC or any comparable law naming the owner of the asset to which such lien relates as debtor) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease (determined in accordance with GAAP).

                  "Loan" means an extension of credit by a Lender to Borrower pursuant to Article 2, and may be a Reference Rate Loan, a LIBOR Loan or, in the case of the Swing Line Lender, a Swing Loan.

                  "Loan Documents" means this Agreement, the Swing Line Note, the Note, the Guaranty and any other documents delivered to Administrative Agent, on behalf of the Lenders, in connection therewith, in each case as supplemented, modified, amended or amended and restated from time to time.

                  "Maturity Date" means May 1, 2004, as the same may be extended pursuant to Section 2.8.

                  "Maximum Commitment Amount" means, at any time, an amount equal to $165,000,000.00, subject to increase pursuant to, and on the terms and subject to the conditions set forth in, Section 2.12, and to decrease pursuant to the provisions of Section 2.6.

                  "Minority Interest" means Borrower's interest in a Person in which Borrower has an ownership interest whose financial results are not consolidated with those of Borrower for financial reporting purposes.

                  "Net Operating Income" for a property means, for the relevant period, the aggregate total cash revenues actually collected from the normal operation of such property (excluding all security deposits until such time as the tenant or other user making such deposit is no longer entitled to return thereof), plus amounts payable to unrelated third parties on behalf of the owner of the property, if actually paid, plus the proceeds of any rental or business interruption insurance actually received by the owner of the property with respect to such property, from which there shall be deducted all costs and expenses paid or payable by the owner and relating to such property (other than Debt Service which is paid and payments made at maturity), including (a) any charges paid in connection with the use, ownership or operation of such property, (b) any cost of repairs and maintenance, (c) any cost associated with the management of such property, (d) any payroll cost and other expenses for general administration and overhead paid in connection with the use, ownership or operation of such property, (e) current real estate taxes, (f) any sums paid or subject to payment in the nature of a rebate, refund or other adjustment to revenue previously collected, (g) all assessment bond indebtedness (whether principal or interest) in respect of such property paid or payable for the interval in question, (h) all amounts paid to unrelated third parties on behalf of the owner of the property, and (i) any and all costs or expenses, of whatever nature or kind, incurred in connection with the use, ownership or operation of the property; provided, however, that such costs and expenses paid or payable by Borrower and relating to such property shall not include tenant improvement costs, leasing commissions or the costs and expenses of capital improvements and capital repairs, or depreciation, amortization or other non-cash expenses.

                  "Nominated Property" has the meaning given to it in Section 4.1(a).

                  "Note" means a promissory note of Borrower payable to the order of a Lender, and any amendments, supplements, modifications, renewals, replacements, consolidations or extensions thereof, evidencing the aggregate indebtedness of Borrower to a Lender resulting from Loans made by such Lender pursuant to this Agreement; "Notes" means, at any time, all of the Notes (other than the Swing Line Note) executed by Borrower in favor of a Lender outstanding at such time.

                  "O&M Plan" means an operations and maintenance plan relating to any asbestos containing materials.

                  "Obligations" means all Loans, advances, debts, liabilities, obligations and covenants owing from Borrower to any Lender, Administrative Agent or any Indemnified Person under any Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Per Annum Facility Fee" has the meaning given to it in the pricing grid for the defined term "Applicable Margin."

                  "Permitted Liens" has the meaning given to it in Section 4.1(a)(5).

                  "Person" means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, business trust, unincorporated association or Governmental Authority.

                  "Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

                  "Pro Rata Share" means, as to any Lender at any time, the percentage equivalent (expressed as a decimal rounded to the ninth decimal place) at such time of such Lender's share of the credit and the outstanding Loans.

                  "Rating Agencies" means, collectively, (1) Standard & Poor's, and (2) either (i) Moody's or (ii) Fitch.

                  "Reference Rate" means the rate of interest publicly announced from time to time by Administrative Agent at its offices in Charlotte, North Carolina as its

"Reference Rate." The Reference Rate is set by Administrative Agent based on various factors, including Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing loans. Administrative Agent may price loans at, above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change. In the event that Administrative Agent no longer announces a "Reference Rate", the Reference Rate will be a per annum rate of interest equal to fifty (50) basis points above the Federal Funds Rate, with changes in the Reference Rate from time to time taking effect on the same date as corresponding changes in the Federal Funds Rate.

                  "Reference Rate Borrowing" means a Borrowing consisting of Reference Rate Loans.

                  "Reference Rate Loan" means a Loan that bears interest based on the Reference Rate.

                  "Required Lenders" means at any time two (2) or more Lenders then holding at least sixty-six and two-thirds percent (66.67%) of the then aggregate unpaid principal amount of the Loans (not including any Swing Loan) (or, if no principal amount is then outstanding, two (2) or more Lenders then having at least sixty-six and two-thirds percent (66.67%) of the aggregate amount of the Commitment).

                  "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation, or any determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Secured Debt" means Indebtedness for money borrowed that is secured by a Lien encumbering property owned or leased by the obligor.

                  "Swing Line" has the meaning given to it in Section 2.2.1.

                  "Swing Line Availability" means, at any time, the lesser of
(a) Twenty-Five Million Dollars ($25,000,000.00) or (b) the difference between
(i) the Availability at such time and (ii) the aggregate principal amount of Loans (other than Swing Loans) outstanding at such time.

                  "Swing Line Lender" means BankAmerica, in its capacity as the maker of Swing Loans under Section 2.2.

                  "Swing Line Note" means the promissory note of Borrower payable to the order of the Swing Line Lender to evidence the Swing Loans, and any amendments, supplements, modifications, renewals, replacements, consolidations or extensions thereof.

                  "Swing Loan" and "Swing Loans" have the meanings given to them in Section 2.2.1.

                  "Tangible Net Worth" means at any time, the total consolidated stockholders' equity of Guarantor at such time, excluding as assets (i) any loans to tenants for tenant improvements and (ii) goodwill and other intangible assets, and valuing all real property at book value, as evidenced by Guarantor's most recently delivered consolidated financial statements.

                  "Total Liabilities" means, without duplication, all Indebtedness of Guarantor and its consolidated subsidiaries, including subordinated debt, capitalized leases, purchase obligations (defined as nonrefundable deposits and non-contingent obligations), and unfunded obligations of Borrower reported in accordance with GAAP, Borrower's pro rata share of non-recourse liabilities of unconsolidated Joint Ventures, based on its Capital Interests in such Joint Ventures, and all liabilities of unconsolidated affiliates that are recourse to Borrower or Guarantor. The term "Total Liabilities" does not include that portion of minority interests attributable to ownership in Borrower by Persons other than Guarantor.

                  "Type" means, in connection with a Loan, the characterization of such loan as a Reference Rate Loan or a LIBOR Loan.

                  "UCC" means the Uniform Commercial Code as in effect in any jurisdiction, as the same may be amended, modified or supplemented from time to time.

                  "Unencumbered Asset Pool" means, at any time, all of the Unencumbered Asset Pool Properties at such time.

                  "Unencumbered Asset Pool Mortgage Value" means, at any time, the sum of (i) the maximum mortgage amount supportable by the Unencumbered Asset Pool at such time (excluding Unencumbered Asset Pool Properties owned by Borrower for less than one (1) full calendar quarter at such time) at a 1.75:1.0 Debt Service Coverage Ratio plus (ii) fifty percent (50%) of aggregate acquisition cost of Unencumbered Asset Pool Properties owned by Borrower for less than one (1) full calendar quarter at such time.

                  "Unencumbered Asset Pool Property" means a real property listed on Exhibit A and any additional real property that satisfies all of the conditions set forth in Section 4.1(a), in each case so long as Borrower holds fee simple title to such real property.

                  "Unencumbered Asset Pool Value" means, at any time, an amount equal to the sum of the Unencumbered Asset Value at such time for each Unencumbered Asset Pool Property at such time.

                  "Unencumbered Asset Value" means, for an Unencumbered Asset Pool Property at any time,

              (a) if at such time Borrower has owned such Unencumbered Asset Pool Property (other than the properties commonly known as The Essex and Vista del Mar) for four (4) or more full consecutive calendar quarters, an amount equal to (i) its Net

    Operating Income for the most recent four (4) consecutive quarter period, less a $250 per unit capital reserve, divided by (ii) the Capitalization Rate (expressed as a decimal);

        (b) if at such time Borrower has owned such Unencumbered Asset Pool Property (other than the properties commonly known as The Essex and Vista del Mar) for one (1) full calendar quarter or more but fewer than four (4) full consecutive calendar quarters, an amount equal to (i) its annualized Net Operating Income for the number of the most recent full consecutive quarters that Borrower has owned such property (e.g., Net Operating Income for properties owned for two (2) full consecutive quarters is annualized by multiplying by a factor of two (2)), less a $250 per unit capital reserve, divided by (ii) the Capitalization Rate (expressed as a decimal);

        (c) if at such time Borrower has owned such Unencumbered Asset Pool Property for less than one (1) full calendar quarter, an amount equal to its acquisition cost; or

        (d) for the property commonly known as The Essex, an amount equal to fifty percent (50%) of cost (to be determined upon completion); and for the property commonly known as Vista del Mar, an amount equal to fifty percent (50%) of cost (to be determined upon completion).

            "Unsecured Debt" means, at any time, all Indebtedness of Borrower, Guarantor and any wholly owned subsidiary of Borrower or Guarantor for money borrowed that is not Secured Debt at the end of Guarantor's most recent fiscal quarter.

            Terms capitalized in this Agreement and not defined in this Section 1 have the meanings given to them elsewhere in this Agreement.

    1.2     Other Interpretive Provisions.

            1.2.1 Use of Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.

            1.2.2 Certain Common Terms.

                  (1) The Agreement. The words "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

            (2) Documents. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

            (3) Including. The term "including" is not limiting and means "including without limitation."

            (4) Performance. Whenever any performance obligation hereunder (including a payment obligation) is stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date (other than with respect to computation of interest owed or accrued under this Agreement), the word "from" means "from and including" and the words "to" and "until" each mean "to and including". If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all reasonable means, direct or indirect, of taking or not taking such action.

            (5) Contracts. Unless otherwise expressly provided in this Agreement, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

            (6) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

            (7) Captions. The captions and headings of this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

            (8) Independence of Provisions. If a conflict exists between the terms of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided, however, that the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement, or unless the applicable provisions are inconsistent or cannot be simultaneously enforced or performed.

            (9) Exhibits. All of the exhibits attached to this Agreement are incorporated herein by this reference.

          1.2.3   Accounting Principles.

                  (1) Accounting Terms. Unless the context otherwise clearly requires, all accounting terms not otherwise expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                  (2) Fiscal Periods. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of Guarantor and its consolidated subsidiaries.

2.   LOAN AMOUNTS AND TERMS.

     2.1 Amount and Terms of Commitment. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth,

          (a) to make Loans to Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date to be used for the interim financing of acquisitions, for general working capital, and for other purposes permitted by Borrower's organizational documents other than the repurchase of Guarantor's common stock, in an aggregate amount not to exceed such Lender's Pro Rata Share of the Availability, and

          (b) to fund drawings on any Letters of Credit that BankAmerica issues for Borrower's account from time to time, in an aggregate amount not to exceed at any time outstanding such Lender's Pro Rata Share of the amount of such drawing. On the date that BankAmerica issues a Letter of Credit for Borrower's account, each Lender shall be deemed to have unconditionally and irrevocably purchased from BankAmerica a pro rata risk participation in the stated amount of such Letter of Credit, without recourse or warranty, in an amount equal to such Lender's Pro Rata Share of the stated amount of such Letter of Credit.

BankAmerica agrees to issue Letters of Credit in its standard form for the account of Borrower or any Joint Venture on any Business Day during the period from the Closing Date to the Maturity Date, for any purpose for which Borrower can obtain Loans under this Agreement, in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000.00) at any time outstanding; provided, however, that no Letter of Credit shall have an expiry date (or shall have an "evergreen" or other extension provision that results in a final expiry date) that is not later than thirty (30) days prior to the then-applicable Maturity Date.

          Each Letter of Credit issued hereunder (including any supplement, modification, amendment, renewal or extension thereof) will be issued pursuant to BankAmerica's standard form of Application and Agreement for Letter(s) of Credit (a "Letter of Credit Agreement"), substantially in the form attached hereto as Exhibit C, which will set forth the agreement between the account party and BankAmerica regarding the Letter of Credit and drawings thereunder. Pursuant to each Letter of Credit Agreement, Borrower shall repay drawings under a Letter of Credit to Administrative

Agent, for the account of Lenders, on demand. Reimbursement of drawings under any Letter of Credit issued for the account of a Person other than Borrower shall be the responsibility of, and shall create an obligation of, Borrower and any guarantor, including Guarantor.

               Notwithstanding any contrary provision of this Agreement, the aggregate principal amount of all outstanding Loans shall not at any time exceed the Availability, and the aggregate amount of outstanding but undrawn Letters of Credit shall be considered a portion of the principal amount outstanding on the Loans for purposes of determining (x) the amount of Availability remaining available for disbursement and (y) mandatory repayments under Section 2.7.2. Within the limits of the Availability, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1 prior to the Maturity Date, repay pursuant to Section 2.7 and reborrow pursuant to this
Section 2.1 prior to the Maturity Date.

      2.2      Swing Line.

               2.2.1 Upon Borrower's request, and subject to the terms and conditions of this Agreement, the Swing Line Lender may, in its sole and absolute discretion, on and after the Closing Date and prior to the Maturity Date, provide to Borrower a swing line credit facility (the "Swing Line") of up to Twenty-five Million Dollars ($25,000,000.00); provided that the Swing Line Lender shall not in any event make any Loan under the Swing Line (each a "Swing Loan" and collectively, the "Swing Loans") if, after giving effect thereto, (i) the sum of the aggregate principal amount of all then-outstanding Loans (including Swing Loans) plus the aggregate amount of all then-outstanding but undrawn Letters of Credit would exceed the Availability at such time, or (ii) the aggregate principal amount of all then-outstanding Swing Loans made by the Swing Line Lender would exceed the Swing Line Availability at such time. Within the limits of the Swing Line Availability, Borrower may borrow under this subsection 2.2.1 at any time prior to the Maturity Date, repay pursuant to subsections 2.2.3 or 2.2.4 and reborrow pursuant to this subsection 2.2.1 prior to the Maturity Date. Notwithstanding any contrary provision of this Section 2.2, the Swing Line Lender shall not at any time be obligated to make any Swing Loan.

               2.2.2 Notwithstanding the provisions of subsections 2.9.1 and 2.9.2, each Swing Loan outstanding under the Swing Line shall accrue interest at a rate per annum equal to the interest rate applicable to a Reference Rate Loan, computed on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in higher interest than if a three hundred sixty-five
(365) day year were used), which interest shall be payable in arrears on each Interest Payment Date and on the due date for Swing Loans set forth in subsection 2.2.3, and shall be payable to the Administrative Agent for the account of the Swing Line Lender; provided that, notwithstanding any other provision of this Agreement, each Swing Loan shall bear interest for a minimum of one (1) day.

               2.2.3 Notwithstanding the provisions of Section 2.7, the principal outstanding under the Swing Line shall be due and payable:

                    (i) at or before 10:00 a.m., San Francisco time, on the third Business Day immediately following any date on which a Swing Loan is made under the Swing Line; and

                    (ii) in any event on the Maturity Date;

provided that, if no Event of Default has occurred and remains uncured, and Borrower is permitted to borrow under the terms of this Agreement (the Availability being determined for such purpose without giving effect to any reduction thereof occasioned by such Swing Loans due and payable) at the time such Swing Loans are due, then unless Borrower notifies the Swing Line Lender that it will repay such Swing Loans on their due date, Borrower shall be deemed to have submitted a Borrowing Notice for Reference Rate Loans in an amount necessary to repay such Swing Loans on their due date, and the provisions of
Section 2.4 concerning (i) the minimum principal amounts required for Borrowings and (ii) the funding of requested Borrowings as Swing Loans shall not apply to Loans made pursuant to this subsection 2.2.3.

            2.2.4 Notwithstanding the provisions of subsection 2.7.1, Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Swing Loans, without incurring any premium or penalty; provided that:

                    (i) each such voluntary prepayment shall require prior written notice given to the Administrative Agent and Swing Line Lender no later than 10:00 a.m., San Francisco time, on the day on which Borrower intends to make a voluntary prepayment, and

                    (ii) each such voluntary prepayment shall be in a minimum amount of $500,000 (or, if less, the aggregate outstanding principal amount of all Swing Loans then outstanding).

            2.2.5 Each Lender shall, upon the request of the Swing Line Lender, purchase a pro rata risk participation from the Swing Line Lender in the Swing Loans then outstanding, without recourse or warranty, in an amount equal to such Lender's Pro Rata Share of such Swing Loans, within three (3) Business Days after such Swing Loans are made. In addition, from and after the date that any Lender funds such participation, such Lender shall, to the extent of its Pro Rata Share, be entitled to receive a ratable portion of any payment of principal and/or interest received by the Swing Line Lender on account of such Swing Loans, payable to such Lender promptly upon such receipt.

            2.2.6 At any time during the continuance of an Event of Default, the Swing Line Lender may, without Borrower's consent, upon one (1) Business Day's notice to Borrower, terminate the Swing Line and cause Reference Rate Loans to be made by the Lenders in an aggregate amount equal to the amount of principal and interest outstanding under the Swing Line (the Availability being determined for such purpose without giving effect to any reduction thereof occasioned by such Swing Loans), and the conditions precedent set forth in Section 2.4 and
Section 5.2, and any requirement of

Section 2.4 that a Borrowing be funded as a Swing Loan shall not apply to such Loans. The proceeds of such Loans shall be paid to the Swing Line Lender to retire the outstanding principal and interest owing under the Swing Line.

           2.2.7 The Swing Line Lender shall not, without the approval of all Lenders, make a Swing Loan if the Swing Line Lender then has actual knowledge that a Default has occurred and is continuing.

    2.3    Loan Accounts; Notes.

           2.3.1 The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The loan accounts or records maintained by Administrative Agent and each Lender shall, absent manifest error, be conclusive of the amounts of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect Borrower's obligations hereunder to pay any amount owing with respect to the Loans.

           2.3.2 The Loans made by each Lender shall be evidenced by a Note payable to the order of such Lender in an amount equal to such Lender's Pro Rata Share of the Maximum Commitment Amount on the Closing Date, all of which Notes shall collectively amend and restate the Existing Note in its entirety. In addition, the Swing Loans made by the Swing Line Lender may be evidenced by a Note payable to the order of the Swing Line Lender in the amount of $25,000,000.00. Each Lender may endorse on any schedule annexed to its Note(s) the date, amount and maturity of each Loan that it makes (which shall not include undrawn amounts on outstanding Letters of Credit, but shall include the amounts of any drawings on outstanding Letters of Credit), and the amount of each payment of principal that Borrower makes with respect thereto. Borrower irrevocably authorizes each Lender to endorse its Note(s), and such Lender's record shall be conclusive absent manifest error; provided, however, that any Lender's failure to make, or its error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect Borrower's obligations to such Lender hereunder or under its Note(s).

    2.4 Procedure for Obtaining Credit. Each Borrowing shall be made and each Letter of Credit shall be issued upon the irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) of Borrower in the form of a Borrowing Notice (which notice must be received by Administrative Agent prior to 10:00 a.m., San Francisco time, (i) three (3) Business Days prior to the requested borrowing date, in the case of LIBOR Loans, or (ii) one (1) Business Day prior to the requested borrowing date, in the case of Reference Rate Loans, or (iii) on the requested borrowing date, in the case of Swing Loans, or (iv) five (5) Business Days prior to the requested issuance date of a Letter of Credit), specifying:

           (a) the amount of the Borrowing or the Letter of Credit, which in the case of a Borrowing shall be in an aggregate principal amount of not less than
(i) Five Hundred Thousand Dollars ($500,000) (or the remaining Availability, if less) for

Reference Rate Borrowings or Swing Loans, and (ii) One Million Dollars ($1,000,000) and increments of Five Hundred Thousand Dollars ($500,000) in excess thereof for any LIBOR Borrowings;

           (b) the requested borrowing or Letter of Credit issuance date, which shall be a Business Day;

           (c) in the case of a Borrowing, the Type of Loans comprising the Borrowing;

           (d) in the case of a LIBOR Borrowing, the duration of the Interest Period applicable to the Loans comprising such LIBOR Borrowing. If the Borrowing Notice fails to specify the duration of the Interest Period for the Loans comprising a LIBOR Borrowing, such Interest Period shall be one (1) month.

Unless the Required Lenders otherwise agree, during the existence of a Default or Event of Default, Borrower may not elect to have a Loan made as, or converted into or continued as, a LIBOR Loan. After giving effect to any Loan, there shall not be more than seven (7) different Interest Periods in effect. Notwithstanding the foregoing provisions of this Section 2.4, any amount drawn under a Letter of Credit shall, from and after the date on which such drawing is made, constitute a Borrowing for all purposes under this Agreement (including accrual and payment of interest and repayment of principal) other than disbursement of Loan proceeds under this Section 2.4.

Unless Borrower's Borrowing Notice expressly requests a LIBOR Borrowing, a Reference Rate Borrowing in an amount in excess of the Swing Line Availability or the issuance of a Letter of Credit, each requested Borrowing shall initially be funded as a Swing Loan (unless the Swing Line Lender declines to make a Swing Loan, in which case the requested Borrowing shall be funded as a Reference Rate Borrowing in accordance with this Section 2.4), and shall be subject to the provisions of Section 2.2.

Borrower indemnifies and excuses Administrative Agent (including its officers, employees and agents) from all liability, loss and costs in connection with any act resulting from facsimile instructions that Administrative Agent reasonably believes are made by any individual authorized by Borrower to give such instructions, except to the extent such liability, loss or cost results directly from Administrative Agent's gross negligence or willful misconduct. This indemnity and excuse will survive the termination of this Agreement.

    2.5    Conversion and Continuation Elections.

           2.5.1 Borrower may, upon irrevocable written notice to Administrative Agent in accordance with subsection 2.5.2:

           (a) elect to convert, on any Business Day, any Reference Rate Loans (or any part thereof in an amount not less than $1,000,000.00 and increments of $500,000 in excess thereof) into LIBOR Loans;

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

         (b) elect to convert on the last day of any Interest Period any LIBOR Loans maturing on such date (or any part thereof in an amount not less than $500,000.00) into Reference Rate Loans; or

         (c) elect to renew on the last day of any Interest Period (for a new Interest Period that commences immediately upon the expiration of such existing Interest Period) any LIBOR Loans maturing on such date (or any part thereof in an amount not less than $1,000,000.00 and increments of $500,000 in excess thereof);

provided, that if the aggregate amount of LIBOR Loans in respect of any Borrowing shall have been reduced, by payment, prepayment or conversion of part thereof, to less than $1,000,000.00, such LIBOR Loans shall automatically convert into Reference Rate Loans, and on and after such date the right of Borrower to continue such Loans as, and convert such Loans into, LIBOR Loans shall terminate.

         2.5.2 Borrower shall deliver in writing (including via facsimile confirmed immediately by a telephone call) a Conversion/Continuation Notice (which notice must be received by Administrative Agent not later than 10:00 a.m. San Francisco time, (i) at least three (3) Business Days prior to the conversion date or continuation date, if the Loans are to be converted into or continued as LIBOR Loans, or (ii) on the conversion date, if the Loans are to be converted into Reference Rate Loans) specifying:

         (a)   the proposed conversion date or continuation date;

         (b)   the aggregate amount of Loans to be converted or continued;

         (c)   the nature of the proposed conversion or continuation; and

         (d) if Borrower elects to convert a Reference Rate Loan into a LIBOR Loan or elects to continue a LIBOR Loan, the duration of the Interest Period applicable to such Loan. If the Conversion/Continuation Notice fails to specify the duration of the Interest Period for a LIBOR Loan, such Interest Period shall be one (1) month.

         2.5.3 If upon the expiration of any Interest Period applicable to LIBOR Loans Borrower has failed to select a new Interest Period to be applicable to LIBOR Loans, or if any Default or Event of Default shall then exist, Borrower shall be deemed to have elected to convert LIBOR Loans into Reference Rate Loans effective as of the expiration date of such current Interest Period.

         2.5.4 Notwithstanding any other provision of this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

     2.6 Voluntary Termination or Reduction of Commitment. Borrower may, upon not less than five (5) Business Days' prior written notice to Administrative Agent, terminate the Lenders' commitment to make Loans to Borrower or issue Letters of Credit for Borrower's account, or permanently reduce the Maximum Commitment Amount by a minimum amount of $500,000.00, unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the sum of the aggregate principal amount of (i) the then-outstanding Loans and (ii) the then-outstanding but undrawn Letters of Credit would exceed the Availability. Once reduced in accordance with this Section 2.6, the Maximum Commitment Amount may not be increased except pursuant to Section 2.12. Any reduction of the commitment amounts shall be applied to each Lender according to its Pro Rata Share. No commitment or extension fees paid prior to the effective date of any reduction of the Maximum Commitment Amount or termination of the Lenders' commitment to make Loans to Borrower or issue Letters of Credit for Borrower's account shall be refunded, and all accrued facility fees for the period up to but not including the effective date of any reduction or termination of the commitments shall be payable on the effective date of such reduction or termination.

     2.7 Principal Payments.

         2.7.1 Optional Prepayments. Subject to the provisions of Section 3.4, Borrower may, at any time or from time to time, upon written notice to Administrative Agent not later than 10:00 a.m., San Francisco time, on the prepayment date, ratably prepay Loans in full or in part in an amount not less than $500,000.00 for Reference Rate Loans (or, if less, the aggregate outstanding principal amount of all Reference Rate Loans and/or Swing Loans) or $1,000,000 for LIBOR Loans. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of any such notice and such Lender's Pro Rata Share of such prepayment. If Borrower gives a prepayment notice to Administrative Agent, such notice is irrevocable and the prepayment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid, if required by Administrative Agent, and all amounts required to be paid pursuant to Section 3.4.

         2.7.2 Mandatory Repayments.

         (a) Availability Limit. Should the aggregate principal amount of the outstanding Loans at any time exceed the Availability, Borrower shall immediately repay such excess to Administrative Agent, for the account of the Lenders; provided, however, that in the event that the aggregate amount of outstanding but undrawn Letters of Credit exceeds the Availability, Borrower shall deliver cash collateral to Administrative Agent in the amount of such excess.

         (b) Debt and Equity Proceeds. Not less than two (2) Business Days prior to the closing of any transaction in which Borrower or Guarantor issues any debt or equity securities (other than in connection with (i) Guarantor's dividend reinvestment plan or (ii) the exercise of stock options under Guarantor's stock option plans), Borrower shall deliver to Administrative Agent a compliance certificate in the form of Exhibit E (based on the most recent financial information available to Borrower or Guarantor and taking account of the proposed transaction) signed and certified by an authorized financial officer of Borrower. If such compliance certificate discloses any Default or

Event of Default, then upon the closing of such securities transaction, unless the Required Lenders otherwise agree in writing, Borrower shall repay to Administrative Agent, for the account of the Lenders and application to the outstanding principal amount of the Loans, an amount sufficient to cure all such Defaults or Events of Default (up to the issuance proceeds of such debt or equity securities net of any actual out-of-pocket costs incurred by Borrower or Guarantor in connection with the issuance of such securities).

         (c) Application of Repayments. Any repayments pursuant to this subsection 2.7.2 shall be (i) subject to Section 3.4, and (ii) applied first to any Reference Rate Loans then outstanding and then to LIBOR Loans with the shortest Interest Periods remaining.

         2.7.3 Repayment at Maturity. Borrower shall repay the principal amount of all outstanding Loans on the Maturity Date or, if earlier, upon termination of the Lenders' commitment pursuant to Section 2.6.

     2.8 Extension of Maturity Date. Upon Borrower's written request, delivered to Administrative Agent at least sixty (60) days and not more than ninety (90) days prior to the initial Maturity Date, such Maturity Date may be extended for a single period of one (1) year, provided that:

         (a) No Default or Event of Default shall have occurred and remain uncured on the initial Maturity Date, and Administrative Agent shall have received a certificate to that effect signed by an officer of Borrower;

         (b) The representations and warranties set forth in this Agreement and the other Loan Documents shall be correct as of the initial Maturity Date as though made on and as of that date, and Administrative Agent shall have received a certificate to that effect signed by an officer of Borrower;

         (c) Borrower shall have paid to Administrative Agent, for the account of the Lenders, an extension fee equal to one-quarter of one percent (0.25%) of the Maximum Commitment Amount on the initial Maturity Date; and

         (d) Borrower shall have executed, acknowledged and delivered to Administrative Agent such documents as Administrative Agent reasonably determines to be necessary to evidence the extension of the Maturity Date.

     2.9 Interest.

         2.9.1 Accrual Rate. Subject to the provisions of Section 2.9.3, each Loan shall bear interest on the outstanding principal amount thereof from the date when made (which, in the case of a drawing on a Letter of Credit, is the date of such drawing) until it becomes due at a rate per annum equal to LIBOR or the Reference Rate, as the case may be, plus the Applicable Margin.

          2.9.2 Payment. Interest on each Loan shall be payable in arrears on each Interest Payment Date. Interest shall also be payable on the date of any repayment of Loans pursuant to Sections 2.7.1 or 2.7.2 for the portion of the Loans so repaid, if required by Administrative Agent, and upon payment (including prepayment) of the Loans in full. During the existence of any Event of Default, interest shall be payable on demand.

          2.9.3 Default Interest. Commencing upon the occurrence of any Event of Default, and continuing thereafter while such Event of Default remains uncured, or after maturity, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum determined by adding 300 basis points to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Reference Rate plus 300 basis points; provided, however, that on and after the expiration of any Interest Period applicable to any LIBOR Loan outstanding on the date of occurrence of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Reference Rate plus 300 basis points in excess of the Applicable Margin then in effect for Reference Rate Loans.

          2.9.4 Maximum Legal Rate. Notwithstanding any contrary provision of this Agreement, if a court ultimately determines that one or more Loans violate applicable usury law, then (a) Borrower shall not be required to pay to a Lender interest on any Loan at a rate in excess of the maximum rate that may lawfully be charged under applicable law; and (b) in the event that any Lender collects interest or other monies deemed to constitute interest such Lender's collection of such amounts has the effect of increasing the effective interest rate on any Loan to a rate in excess of that permitted by applicable law, such excess interest shall, at such Lender's option, be returned to Borrower or credited against the principal balance of the Loans made by such Lender that are then outstanding; provided, however, that if any usury law applies to one or more but fewer than all Lenders, then the Lenders not affected by such usury law shall be entitled to the full amount of interest payable by Borrower under the Loan Documents even though other Lenders may receive or retain less due to such usury law.

     2.10 Fees.

          2.10.1 Facility Fee. Borrower shall pay to Administrative Agent, for the account of the Lenders (based on their respective Pro Rata Shares), a facility fee computed based on the annual rate specified in the definition of the term "Applicable Margin" multiplied by the daily weighted average of the Maximum Commitment Amount, in each case measured quarterly and payable quarterly in arrears on (a) each January 1, April 1, July 1, and October 1, commencing July 1, 2002 (for the calendar quarter ending June 30, 2002, but with such initial payment of the Facility Fee pro rated from the Closing Date) and (b) the Maturity Date (with such final payment of the Facility Fee pro rated to the Maturity Date).

         2.10.2 Letter of Credit Fees. Borrower shall pay to Administrative Agent, for the account of the Lenders (based on their respective Pro Rata Shares), a letter of credit fee for each issued and outstanding Letter of Credit in an amount equal to the Applicable LIBOR Margin multiplied by the face amount of such Letter of Credit, which fee shall be payable annually in advance on the issuance date of such Letter of Credit and on every anniversary of such issuance date while such Letter of Credit or any unreimbursed drawings thereunder remain outstanding. Borrower shall also pay to Administrative Agent, for the account of BankAmerica, at the time each Letter of Credit is issued, a fronting fee in an amount equal to the greater of (i) twelve and one-half (12.5) basis points multiplied by the face amount of the Letter of Credit, or (ii) One Thousand Two Hundred and Fifty Dollars ($1,250).

         2.10.3 Other Fees. Borrower shall pay to Administrative Agent, for its own account, for the account of BankAmerica or for the account of the Lenders, as applicable, such other fees as are required by the letter agreement of even date herewith (the "Fee Letter") between Borrower and Administrative Agent.

    2.11 Computation of Fees and Interest. All computations of interest and fees under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest or fees being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Any change in the interest rate on a Loan resulting from a change in the Reference Rate or the applicable reserve requirement, deposit insurance assessment rate or other regulatory cost shall become effective as of the opening of business on the day on which such change in the Reference Rate or such reserve requirement, assessment rate or other regulatory cost becomes effective. Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.

    2.12 Increase in Maximum Commitment Amount.

         2.12.1 Subject to the provisions of Section 2.6, on the terms and subject to the conditions set forth in this Section 2.12, Borrower may, at any time and from time to time prior to the Maturity Date, by written notice to Administrative Agent, request an increase in the Maximum Commitment Amount by
(i) permitting any Lender to increase its Commitment (and accordingly increase the Maximum Commitment Amount by such amount), or (ii) inviting any Eligible Assignee that has previously been approved by Administrative Agent in writing to become a Lender under this Agreement and to provide a commitment to lend hereunder (and accordingly increase the Maximum Commitment Amount by such amount); provided, however, that in no event shall such actions cause the Maximum Commitment Amount to increase above $200,000,000.

         2.12.2 Each of the Lenders acknowledges and agrees that, notwithstanding any contrary provision of Section 11.1, (i) its consent to any such increase in the Maximum Commitment Amount shall not be required and (ii) Eligible Assignees may be added to this Agreement and any Lender may increase its Commitment without the consent or agreement of the other Lenders (provided, however, that no Lender's Commitment may be increased without such Lender's consent), so long as Administrative Agent and Borrower have consented in writing to such Eligible Assignee or the increase in the Commitment of any of the Lenders, as applicable.

         2.12.3 Administrative Agent shall not unreasonably withhold its consent to Borrower's request for an increase in the Maximum Commitment Amount under this Section 2.12 provided that Borrower satisfies all of the following conditions precedent:

         (a) No Default or Event of Default shall have occurred and remain uncured on the Effective Date (as hereinafter defined), and Administrative Agent shall have received a certificate to that effect signed by an officer of Borrower;

         (b) any Eligible Assignee is acceptable to Administrative Agent in its reasonable discretion;

         (c) Borrower and each such Lender or Eligible Assignee shall have executed and delivered to Administrative Agent supplemental signature pages to this Agreement, in the form of Exhibit D-1 attached hereto in the case of a Lender, or in the form of Exhibit D-2 hereto in the case of an Eligible Assignee (each, a "Supplemental Signature Page");

         (d) Borrower shall have paid to Administrative Agent, for the account of such Lender or Eligible Assignee, Administrative Agent and the Arranger, as applicable, a commitment fee and/or an arrangement fee in an amount reasonably satisfactory to Administrative Agent;

         (e) Administrative Agent shall have sent written notice of each such request by Borrower to the Lenders, together with notice of such Eligible Assignee's Commitment or such Lender's increased Commitment, as the case may be, and the effective date (the "Effective Date") of such increase in the Maximum Commitment Amount as set forth on the Supplemental Signature Page; and

         (f)    all requirements of this Section 2.12 shall have been satisfied.

         2.12.4 Upon the Effective Date, and notwithstanding any contrary provision of this Agreement (i) each such Eligible Assignee shall become a party to this Agreement, and thereafter shall have all of the rights and obligations of a Lender hereunder, (ii) each such Eligible Assignee or Lender shall simultaneously pay to Administrative Agent, for distribution to the Lenders whose Pro Rata Shares of the combined Commitments of all of the Lenders have decreased as a result of the new Commitment of such Eligible Assignee or the increased Commitment of such Lender, an amount equal to the product of such Eligible Assignee's Pro Rata Share (or the increase in such Lender's Pro Rata Share), expressed as a decimal, multiplied by the aggregate outstanding principal amount of the Loans on the date of determination, and (iii) each such Eligible Assignee or Lender shall thereafter be obligated to make its Pro Rata Share of Borrowings to Borrower up to and including the amount of such Eligible Assignee's or Lender's Pro Rata Share of the increased Maximum Commitment Amount, on the terms and subject to the conditions set forth in this Agreement.

         2.12.5 Notwithstanding any contrary provision of this Section 2.12, no increase in the Maximum Commitment Amount will be permitted unless (a) all then outstanding Loans constitute Reference Rate Loans, or (b) the Interest Periods for all outstanding LIBOR Loans will expire (and any new Interest Periods for any such LIBOR Loans will commence) concurrently with the date on which any increase in the Maximum Commitment Amount becomes effective, or (c) Borrower pays to Administrative Agent, for the account of Lenders, all costs arising under Section 3.4 as a result of such increase in the Maximum Commitment Amount.

    2.13 Payments by Borrower.

         2.13.1 All payments (including prepayments) made by Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off or counterclaim. All such payments (other than payments on Swing Loans, which shall be made to Administrative Agent for the account of the Swing Line Lender) shall, except as otherwise expressly provided herein, be made to Administrative Agent for the account of the Lenders at Administrative Agent's Payment Office, in dollars and in immediately available funds, no later than 11:00 a.m. San Francisco time on the date specified herein. Any payment received by Administrative Agent later than 11:00 a.m. San Francisco time shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Administrative Agent will promptly (and in any event, not later than two (2) Business Days after Administrative Agent's actual receipt) distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received; provided, however, if and to the extent Administrative Agent shall receive any such payment for the account of Lenders on or before 11:00 a.m. San Francisco time on any Business Day and Administrative Agent shall not have distributed to each Lender its Pro Rata Share (or other applicable share as provided herein) on such Business Day, the distribution to each Lender when made shall include interest at the Federal Funds Rate for each day from the date of Administrative Agent's actual receipt of such payment from Borrower until the date Administrative Agent distributes to each Lender its Pro Rata Share (or other applicable share as provided herein).

         2.13.2 Subject to the provisions set forth in the definition of the term "Interest Period," whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

         2.13.3 Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due and payable to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such date an amount equal to the amount then due and payable to such Lender. If and to the extent Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand the amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          2.13.4 To the extent that Borrower makes a payment to Administrative Agent or the Lenders, or Administrative Agent or any Lender exercises the right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including by any settlement) to be repaid to a trustee, receiver, Borrower or any other Person, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent.

     2.14 Payments by the Lenders to Administrative Agent.

          2.14.1 With respect to any Borrowing, unless Administrative Agent receives notice from a Lender at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available to Administrative Agent, for the account of Borrower, the amount of that Lender's Pro Rata Share of the Borrowing as and when required hereunder, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent in immediately available funds on the borrowing date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall, on the Business Day following such borrowing date, make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.14 shall be conclusive absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the borrowing date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          2.14.2 The failure of any Lender (a "Defaulting Lender") to make any Loan on any borrowing date shall not relieve any other Lender of any obligation hereunder to make a Loan on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any borrowing date.

     2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations owing to it any payment (whether voluntary, involuntary, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded, and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (other than the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation; provided, however, that Borrower shall not be obligated to pay any amount more than once as a result of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15 and will in each case notify the Lenders following any such purchases or repayments.

     2.16 Defaulting Lender.

          2.16.1 Notice and Cure of Lender Default; Election Period; Electing Lenders. Administrative Agent shall notify (such notice being referred to as the "Default Notice") Borrower (for Loans) and each non-Defaulting Lender if any Lender is a Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event or under any circumstance the obligation, to fund any amount that a Defaulting Lender fails to fund (the "Defaulting Lender Amount"), provided that, within twenty (20) days after the date of the Default Notice (the "Election Period"), such non-Defaulting Lender or Lenders (each such Lender, an "Electing Lender") irrevocably commit(s) by notice in writing (an "Election Notice") to Administrative Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount. If Administrative Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount shall be apportioned pro rata among the Electing Lenders in the

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

proportion that the amount of each such Electing Lender's Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Amount within the Election Period, (a) the Electing Lender or Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount (and Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount) within three (3) Business Days after such notice to Administrative Agent for reimbursement to Administrative Agent or payment to Borrower as applicable, and (b) Borrower may enforce any rights it may have under this Agreement, at law or in equity, against Defaulting Lender. Notwithstanding any contrary provision of this Agreement, if Administrative Agent has funded the Defaulting Lender Amount, Administrative Agent shall be entitled to reimbursement from the Electing Lenders for its portion of the Defaulting Lender Amount.

          2.16.2 Removal of Rights; Indemnity. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Amounts are paid in full. Administrative Agent shall hold all such payments received or retained by it for the account of such Defaulting Lender. Amounts payable to a Defaulting Lender shall be paid by Administrative Agent to reimburse Administrative Agent and any Electing Lender pro rata for all Defaulting Lender Amounts funded by such Persons. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under, any Loan Document which is made subsequent to the Defaulting Lender's becoming a Defaulting Lender and prior to such cure or waiver. The operation of this subsection or the subsection above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder or under any of the other Loan Documents. Furthermore, nothing contained in this Section shall release or in any way limit a Defaulting Lender's obligations as a Lender hereunder and/or under any other of the Loan Documents. Further, a Defaulting Lender shall indemnify and hold harmless Administrative Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender's failure to comply with the requirements of this Agreement, including any and all additional losses, damages, costs and expenses (including attorneys' fees) incurred by Administrative Agent and any non-Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender's acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent against a Defaulting Lender, and (iii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.

          2.16.3 Commitment Adjustments. In connection with the adjustment of the amounts of the Commitments of the Defaulting Lender and Electing Lender(s) upon the expiration of the Election Period described above, Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount. In connection with such adjustments, each Defaulting Lender shall execute and deliver an Assignment and Assumption covering that Lender's Commitment and otherwise comply with Section 11.6. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 11.6, such Lender hereby appoints Administrative Agent to do so on such Lender's behalf. Administrative Agent shall distribute an amended schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts funded by Administrative Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.

          2.16.4 No Election. In the event that no Lender elects to commit to fund a Defaulting Lender Amount within the applicable Election Period, Administrative Agent shall, upon the expiration of such Election Period, so notify Borrower and each Lender.

     2.17 Increases and Decreases in Pro Rata Shares. Upon Borrower's satisfaction of all of the conditions set forth in Section 5 of this Agreement, each Lender whose Pro Rata Share of the combined Commitments of all of the Lenders has increased, as evidenced by the difference for each Lender between the Pro Rata Share reflected in the Existing Agreement and the Pro Rata Share reflected in this Agreement, shall pay to Administrative Agent, for distribution to the Lenders whose Pro Rata Shares of the combined Commitments of all of the Lenders has decreased pursuant to this Agreement, an amount equal to the product of the increase in such Lender's Pro Rata Share (expressed as a decimal) multiplied by the aggregate outstanding principal amount of the Loans on the date of determination.

3.   Taxes, Yield Protection and Illegality.

     3.1 Taxes. If any payments to Administrative Agent under this Agreement are made from outside the United States, Borrower will not deduct any foreign taxes from any payments it makes to Administrative Agent. If any taxes (other than taxes on a

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

Lender's net income or gross receipts, or franchise or similar taxes payable by a Lender) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder, including payments made pursuant to this Section 3.1, Borrower shall pay all such taxes and shall also pay to the Administrative Agent, for the account of the applicable Lender, at the time interest is paid, all additional amounts which such Lender specifies as necessary to preserve the yield, after payment of such taxes, that such Lender would have received if such taxes had not been imposed.

     3.2 Illegality.

         (a) If any Lender determines that (i) the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or (ii) any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by such Lender to Borrower and Administrative Agent, the obligation of such Lender to make LIBOR Loans shall be suspended until such Lender shall have notified Borrower and Administrative Agent that the circumstances giving rise to such determination no longer exist.

         (b) If any Lender determines that it is unlawful to maintain any LIBOR Loan, Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full all LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and any amounts required to be paid in connection therewith pursuant to Section 3.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.

         (c) Notwithstanding any contrary provision of Section 2.1, if Borrower is required to prepay any LIBOR Loan immediately as provided in subsection 3.2(b), then concurrently with such prepayment Borrower shall borrow a Reference Rate Loan from the affected Lender in the amount of such repayment.

         (d) If the obligation of any Lender to make or maintain LIBOR Loans has been terminated, Borrower may elect, by giving notice to such Lender through Administrative Agent, that all Loans which would otherwise be made by such Lender as LIBOR Loans shall instead be Reference Rate Loans.

         (e) Before giving any notice to Administrative Agent or Borrower pursuant to this Section 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation would avoid the need for giving such notice or making such demand and would not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

     3.3 Increased Costs and Reduction of Return.

          (a) If any Lender determines that, due to either (i) the introduction of, or any change (other than a change by way of imposition of, or increase in, reserve requirements included in the LIBOR Reserve Percentage) in or in the interpretation of, any law or regulation or (ii) the compliance by such Lender (or its Lending Office) or any entity controlling such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, then Borrower shall be liable for, and shall from time to time, upon demand therefor by such Lender with a copy to Administrative Agent, pay to Administrative Agent for the account of such Lender such additional amounts as are sufficient to compensate such Lender for such increased costs.

          (b) If any Lender determines that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office), or any corporation controlling such Lender, with any Capital Adequacy Regulation affects or would affect the amount of capital that such Lender or any corporation controlling such Lender is required or expected to maintain, and such Lender (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of any of its loans, credits or obligations under this Agreement, then, upon sixty (60) days' notice from such Lender to Borrower through Administrative Agent, Borrower shall immediately pay to Administrative Agent, for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

     3.4 Funding Losses. Borrower agrees to pay to Administrative Agent, from time to time, for the account of the Lenders, any amount that would be necessary to reimburse the Lenders for, and to hold the Lenders harmless from, any loss or expense which the Lenders may reasonably sustain or incur as a consequence of:

          (a) the failure of Borrower to make any required payment or prepayment of principal of any LIBOR Loan (including payments made after any acceleration thereof);

          (b) the failure of Borrower to borrow, continue or convert a Loan after Borrower has given a Borrowing Notice or a Conversion/Continuation Notice;

          (c) the failure of Borrower to make any prepayment after Borrower has given a notice in accordance with Section 2.7.1;

          (d) the prepayment (including pursuant to Section 2.7.2) of a LIBOR Loan on a day which is not the last day of the Interest Period with respect thereto;

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

         (e) the conversion pursuant to Section 2.5 of any LIBOR Loan to a Reference Rate Loan on a day that is not the last day of the respective Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained to maintain the LIBOR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by Borrower to Administrative Agent, for the account of Lenders, under this Section 3.4, each LIBOR Loan (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR Rate for such LIBOR Loan by a matching deposit or other borrowing in the applicable offshore dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

     3.5 Inability to Determine Rates. If any Lender determines that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan or that the LIBOR Rate applicable pursuant to Section 2.9.1 for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, such Lender will forthwith give notice of such determination to Borrower through the Administrative Agent. Thereafter, the obligation of such Lender to make or maintain LIBOR Loans hereunder shall be suspended until such Lender revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any Borrowing Notice or Conversion/Continuation Notice then submitted by it. If Borrower does not revoke such notice, the affected Lender shall make, convert or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted or continued as Reference Rate Loans instead of LIBOR Loans.

     3.6 Certificate of Lender. Any Lender, if claiming reimbursement or compensation pursuant to this Article 3, shall deliver to Borrower through the Administrative Agent a certificate setting forth in reasonable detail the amount payable to such Lender hereunder, and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

     3.7 Survival. The agreements and obligations of Borrower in this Article 3 shall survive the payment and performance of all other Obligations for a period of four (4) years after the Maturity Date.

4.   UNENCUMBERED ASSET POOL.

     4.1 Additions of Property to the Unencumbered Asset Pool.

         (a) In addition to the real property described in Exhibit A attached hereto, Borrower may from time to time request Administrative Agent to add a new property (a "Nominated Property") to the Unencumbered Asset Pool. To become an Unencumbered Asset Pool Property, a Nominated Property must satisfy each of the following conditions:

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

          (1) Borrower shall hold fee simple title to such Nominated Property (except in the case of Bristol Commons, in which case Borrower shall own a 99% interest in such property);

          (2) Such Nominated Property is operated as residential apartments, with no more than fifteen percent (15%) of gross revenue generated by retail tenants;

          (3) Such Nominated Property shall have minimum occupancy of eighty percent (80%), and if admitted to the Unencumbered Asset Pool would not cause the aggregate occupancy of the Unencumbered Asset Pool Properties to be less than ninety percent (90%);

          (4) Administrative Agent shall have received a Phase I environmental site assessment for such Nominated Property, in form and substance reasonably acceptable to Administrative Agent and prepared within one (1) year of its delivery, and such environmental site assessment (i) shall not disclose the presence of any material toxic or hazardous substances on the Nominated Property (other than asbestos or asbestos containing materials ("ACM") or Hazardous Substances used for cleaning, pool and other chemicals typically located on residential properties that are otherwise consistent with all applicable laws) and (ii) if such environmental site assessment discloses the presence of asbestos or ACM on the Nominated Property, all such asbestos or ACM shall be in a condition reasonably acceptable to Administrative Agent, shall be subject to an O&M Plan reasonably acceptable to Administrative Agent, and Borrower shall be performing its obligations under such O&M Plan in a manner reasonably acceptable to Administrative Agent; and

          (5) Such Nominated Property shall be free of all liens, encumbrances and negative pledges, except for the following permitted liens ("Permitted Liens"): (i) liens for taxes, assessments or governmental charges or levies to the extent that Borrower is not yet required to pay the amount secured thereby; and (ii) liens imposed by law, such as carrier's, warehouseman's, mechanic's, materialman's and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as the Borrower has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, no property of Borrower is in danger of being lost or forfeited; and (iii) easements; covenants, conditions and restrictions; reciprocal easement and access agreements and similar agreements relating to ownership and operation.

Nominated Properties that satisfy all of the foregoing conditions will automatically become Unencumbered Asset Pool Properties so long as Guarantor has a BBB-/Baa3 or better credit rating from any Rating Agency at the time such conditions are satisfied. If Guarantor's credit rating is less than BBB-/Baa3, Nominated Properties will become Unencumbered Asset Pool Properties at the sole and absolute discretion of the Required Lenders.

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

Notwithstanding the foregoing conditions, each of the properties commonly known as The Essex and Vista del Mar may be included as part of the Unencumbered Asset Pool with an Unencumbered Asset Value equal to fifty percent (50%) of cost upon
(i) Administrative Agent's receipt of satisfactory evidence of the completion of construction and receipt of certificates of occupancy, and (ii) satisfaction of each of the foregoing conditions other than the occupancy conditions set forth in paragraph (3) above. Increases in the Unencumbered Asset Value for such properties shall be based on annualized operating results for at least one full calendar quarter applied to the definition of the term "Unencumbered Asset Value". Each such property shall cease to be an Unencumbered Asset Pool Property if it fails to meet all of the conditions set forth in this Section 4.1(a) on or before the first anniversary of the date that such property became an Unencumbered Asset Pool Property.

          (b) Borrower may from time to time elect to remove an Unencumbered Asset Pool Property from the Unencumbered Asset Pool. Borrower shall make such an election by giving Administrative Agent notice in writing, setting forth the identity of the Unencumbered Asset Pool Property and the requested date of removal no less than thirty (30) days before the requested date of removal. With such notice, Borrower shall also deliver a compliance certificate substantially similar to the form of Exhibit E signed and certified by an authorized financial officer of Borrower (i) setting forth the information and computations (in sufficient detail) to determine the Unencumbered Asset Pool Value after such removal and to establish that Borrower will be in compliance with all financial covenants set forth in this Agreement following such removal, (ii) stating specifically that the aggregate principal amount of Loans outstanding after such removal will be less than or equal to the Availability, and (iii) setting forth whether there exists or to the best of Borrower's knowledge as of the date of such removal there will exist, any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto. At the time of any such removal, Borrower shall pay Administrative Agent all reasonable attorneys' fees (including fees for in-house counsel) incurred by Administrative Agent in connection with removing the property from the Unencumbered Asset Pool and shall make any payments to continue compliance with the terms of this Agreement, including those relating to the requirement that the aggregate principal amount outstanding on the Loans not exceed the Availability, necessary as a result of the requested removal. Borrower may not remove the Unencumbered Asset Pool Property until it has complied with the terms of this Section 4.1(b).

          (c) Administrative Agent may, at its option, remove any property from the Unencumbered Asset Pool if it determines in its reasonable discretion that the property no longer satisfies all of the conditions set forth in Section 4.1(a), provided that Administrative Agent first gives Borrower written notice that the property no longer meets the conditions for being an Unencumbered Asset Pool Property set forth in Section 4.1(a), together with the reason or reasons why it does not, and gives Borrower thirty (30) days after receipt of such notice to cure the defect. At the time of any such removal, Borrower shall pay Administrative Agent all reasonable attorneys' fees (including fees for in-house counsel) incurred by Administrative Agent in connection with removing the property from the Unencumbered Asset Pool, and shall make any payments to continue compliance with the terms of this Agreement, including but not limited to those relating to the requirement that the aggregate principal amount outstanding on the Loans not exceed the Availability, necessary as a result of such removal. If the Unencumbered Asset Pool as a whole fails to meet any of the conditions set forth in Section 4.1(a), and any one of two or more properties might be removed to maintain compliance of the Unencumbered Asset Pool as a whole with the conditions set forth in Section 4.1(a), then Borrower shall select the property or properties to be removed, provided that if it does not do so within ten (10) days of written request to do so from Administrative Agent, then Administrative Agent may in its sole discretion select the property or properties to remove and so remove them. Notwithstanding the foregoing, the property commonly known as Marina Cove shall not cease to be an Unencumbered Asset Pool Property solely because a portion of that property has been acquired by ground lease and not by fee simple.

     4.2 Delivery of Information. In connection with each request to add a Nominated Property to the Unencumbered Asset Pool, Borrower will submit to Administrative Agent all of the following information and documentation:

          (a) A current Phase I environmental site assessment for such Nominated Property addressed to Borrower; provided, however, that Borrower shall not be required to resubmit a Phase I environmental site assessment to Administrative Agent for any Unencumbered Asset Pool Property listed on Exhibit A attached hereto;

          (b) A title insurance policy insuring Borrower's fee title to such Nominated Property free of any liens, except for Permitted Liens, and a current title report with respect to such Nominated Property; provided, however, Borrower shall not be required to resubmit a title insurance policy to Administrative Agent for any Unencumbered Asset Pool Property listed on Exhibit A attached hereto;

          (c) A current rent roll and leasing status report for such Nominated Property;

          (d) An operating statement for such Nominated Property (which shall include a detailed analysis of the net operating income generated from such property, including gross rental receipts, detailed operating expenses, capital expenditures and other relevant information) for the four (4) most recent consecutive calendar quarters for which Borrower has operating information (or, if operating information for fewer than four (4) consecutive calendar quarters is available to Borrower, an operating statement for such Nominated Property for the number of the most recent consecutive calendar quarters for which Borrower has operating information); and

          (e) any other information, documentation or other items relating to the Nominated Property that Administrative Agent may require in its sole discretion.

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

5.   CONDITIONS TO DISBURSEMENTS.

     5.1 Conditions to Initial Loans. The obligation of the Lenders to make the initial Loan after the Closing Date is subject to the satisfaction of all of the following conditions precedent:

          5.1.1 Deliveries to Administrative Agent. Administrative Agent shall have received each of the following tems, in form and substance satisfactory to Administrative Agent:

          (a) Loan Documents. This Agreement, each Note (including the Swing Line Note), the Guaranty, and each other document Administrative Agent may reasonably require, executed and acknowledged as appropriate;

          (b) Authorizations. Evidence that the execution, delivery and performance by Borrower or Guarantor, as the case may be, of this Agreement and the other Loan Documents have been duly authorized;

          (c) Governing Documents. Copies of Borrower's current partnership agreement and certificate of limitedpartnership and any amendments and modifications thereto, and Guarantor's articles of incorporation and any amendments and modifications thereto;

          (d) Good Standing. If required by Administrative Agent, Certificates of Good Standing for Borrower and Guarantor from their respective states of organization and from any other state in which Borrower or Guarantor, as the case may be, is required to qualify to conduct its business;

          (e) Legal Opinions. If required by Administrative Agent, a written opinion of Borrower's legal counsel and a written opinion of Guarantor's legal counsel, each covering such matters as Administrative Agent may reasonably require. The legal counsel and the terms of the opinion must be reasonably acceptable to Administrative Agent;

          (f) Insurance. If required by Administrative Agent, evidence of any insurance coverage required by Section 6.1.3 of this Agreement; and

          (g) Other Items. Any other items that Administrative Agent reasonably requires.

          5.1.2 Payment of Fees. Borrower shall have paid to Administrative Agent, for its own account or for the account of the Lenders, as applicable, the fees set forth in the Fee Letter that are due on or before the Closing Date.

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

          5.1.3 Payment of Expenses. Payment of the expenses of preparing this Agreement and the other Loan Documents, including reasonable attorneys' fees and costs, the review of any Phase I environmental site assessments, and any and all other fees due from Borrower to Administrative Agent.

     5.2 Conditions of Each Borrowing or Issuance of Letter of Credit. The obligation of the Lenders to make any Loan (including the initial Loan) or of BankAmerica to issue any Letter of Credit is subject to the satisfaction of all of the following conditions precedent on the relevant borrowing date:

          (a) Administrative Agent shall have received a Borrowing Notice requesting an extension of credit;

          (b) The requested extension of credit shall not cause the aggregate outstanding principal amount of the Loans to exceed the Availability at such time and, if the request is for a Swing Loan, shall not cause the aggregate outstanding principal amount of Swing Loans to exceed the Swing Line Availability at such time;

          (c) Administrative Agent shall have received a certificate from Borrower in the form of Exhibit E and described in Section 6.3(h) representing, among other things, that the requested extension of credit shall not cause the aggregate outstanding principal amount of the Loans to exceed the Availability at such time or the Swing Line Availability at such time, as the case may be, and that Borrower and Guarantor, and any subsidiaries or affiliates whose financial results are consolidated with those of Borrower and Guarantor for reporting purposes, are in compliance with all other material covenants and financial covenants that each has made in this Agreement;

          (d)   The representations and warranties of Borrower set forth in
Article 7 of this Agreement shall be true and correct in all material respects on and as of the date of such borrowing with the same force and effect as if made on and as of such date;

          (e) No Default or Event of Default shall exist or result from such borrowing;

          (f) Administrative Agent shall have received from Borrower a pro forma calculation of Availability and of each of the financial covenants set forth in Sections 6.9, 6.10, 6.11 and 6.12; and

          (g) If Borrower has requested issuance of a Letter of Credit, Administrative Agent shall have received a Letter of Credit Agreement signed by the account party (and Borrower, if Borrower is not the account party), and the fronting fee for such Letter of Credit described in Section 2.10.2.

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

6. COVENANTS OF BORROWER. Borrower promises to keep each of the following covenants:

     6.1  Covenants Relating to Unencumbered Asset Pool.

          6.1.1 Compliance with Law. Borrower shall comply with all existing and future laws (including Environmental Laws), regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all Governmental Authorities having jurisdiction over Borrower or Borrower's business, including those pertaining to the construction, sale, leasing or financing of any Unencumbered Asset Pool Property or the environmental condition of any Unencumbered Asset Pool Property, and with all recorded covenants and restrictions affecting any Unencumbered Asset Pool Property (all collectively, the "Requirements"). Notwithstanding any contrary provision in this subsection,
(i) Borrower shall have a right to contest all existing and future Requirements (other than those relating to Environmental Laws) before complying therewith, and (ii) Borrower shall have a right to contest all existing and future Requirements relating to Environmental Laws for one year, before complying therewith.

          6.1.2 Site Visits. Borrower and Guarantor shall allow Administrative Agent and Lenders access to each Unencumbered Asset Pool Property at any reasonable time upon reasonable written notice by Administrative Agent to Borrower for the purpose of inspecting the Unencumbered Asset Pool Property, and, upon reasonable belief by Administrative Agent or Lenders of the existence of a matter that should be investigated, taking soil or groundwater samples and conducting tests, among other things, to investigate for the presence of Hazardous Substances. Borrower and Guarantor shall also allow Administrative Agent to examine, copy and audit its and their books and records. Neither Administrative Agent nor any Lender is under any duty to visit or observe any Unencumbered Asset Pool Property, and Administrative Agent is under no duty to examine any books or records. Any site visit, observation or examination by Administrative Agent or any Lender shall be solely for the purpose of protecting Administrative Agent's and such Lender's interests and preserving Administrative Agent's rights under the Loan Documents. Neither Administrative Agent nor any Lender owes a duty of care to protect Borrower or any other Person against, or to inform Borrower, Guarantor, or any other Person of, any adverse condition affecting any Unencumbered Asset Pool Property, including any defects in the design or construction of any improvements located on an Unencumbered Asset Pool Property or the presence of any Hazardous Substances on an Unencumbered Asset Pool Property.

          6.1.3 Insurance. Borrower shall maintain the following insurance:

          (a) Special Form property damage insurance in non-reporting form on each Unencumbered Asset Pool Property, with a policy limit in an amount not less than the full insurable value of the improvements located on such Unencumbered Asset Pool Property on a replacement cost basis, including tenant improvements, if any. The policy shall include a business interruption (or rent loss, if more appropriate) endorsement in the amount of six months' principal and interest payments, taxes and insurance premiums, a lender's loss payable endorsement (438 BFU) in favor of Administrative Agent, as agent for the Lenders, and any other endorsements reasonably required by Administrative Agent.

          (b) Comprehensive General Liability coverage with such limits as Administrative Agent may reasonably require. This policy shall name Administrative Agent as an additional insured. Coverage shall be written on an occurrence basis, not claims made.

All policies of insurance required by Administrative Agent must be issued by companies reasonably approved by Administrative Agent and otherwise be reasonably acceptable to Administrative Agent as to amount, forms, risk coverages and deductibles. In addition, each policy (except workers' compensation) must provide Administrative Agent at least thirty (30) days' prior notice of cancellation, non-renewal or modification. If Borrower fails to keep any such coverage in effect while any Commitment is outstanding, Administrative Agent may procure the coverage at Borrower's expense. Borrower shall reimburse Administrative Agent, on demand, for all premiums advanced by Administrative Agent or Lenders, which advances shall be considered to be additional loans to Borrower hereunder at the Default Rate applicable to Reference Rate Loans.

          6.1.4 Preservation of Rights. Borrower shall obtain and preserve all rights, privileges and franchises necessary or desirable for the operation of each Unencumbered Asset Pool Property and the conduct of Borrower's business. Borrower shall maintain all of the Unencumbered Asset Pool Property in good condition. Borrower shall, at Borrower's sole cost and expense, follow all recommendations in any asbestos survey conducted by an expert selected by Borrower and approved by Administrative Agent with respect to any Unencumbered Asset Pool Property regarding safety conditions for, and maintenance of, any asbestos containing materials, including any recommendation to institute an O&M Plan.

          6.1.5 Taxes. Borrower shall make timely payments of all local, state and federal taxes; provided, however, that Borrower need not pay any such taxes
(a) that it is contesting in good faith and by appropriate proceedings that were promptly commenced and are being diligently pursued, and (b) for which Borrower has created an appropriate reserve or other provision as required by GAAP.

     6.2  Payment of Expenses.

          (a) Borrower shall pay or reimburse Administrative Agent for the benefit of each Lender within fifteen (15) days after demand for all reasonable costs and expenses, including all legal, audit and review fees and expenses (including the allocated cost of such services by Administrative Agent's employees) incurred by Administrative Agent in connection with the preparation, administration (including the cost of any documentation fees, but excluding other costs and expenses of ordinary collection and servicing administration while the Loans are not in default), and execution of any Loan Document and any amendment, supplement, waiver or modification and any other documents prepared in connection herewith or therewith (whether or not the particular

Loan, transaction or document is consummated). Such costs and expenses shall include fees for due diligence and environmental services (including only those services performed by Administrative Agent or Lender employees and the cost of those services that the Administrative Agent or any Lender incurs because it believes that such services are required), legal fees and expenses of counsel, counsel's travel expenses associated with any syndication, lender meetings or other conferences and any other reasonable fees and costs for services, regardless of whether such services are furnished by Administrative Agent's or any Lender's employees or by independent contractors.

          (b) Borrower shall pay or reimburse Administrative Agent for the benefit of each Lender within fifteen (15) days after demand for all costs and expenses, including all legal, audit and review fees and expenses (including the allocated cost of such services by Administrative Agent's employees) incurred by Administrative Agent in connection with the enforcement or preservation of any rights or remedies under any Loan Document with respect to an Event of Default (including any "workout" or restructuring of the Loans, and any bankruptcy, insolvency or other similar proceeding, judicial proceeding or arbitration).

Borrower acknowledges that none of the fees described in Section 2.10 include amounts payable by Borrower under this Section 6.2. All such sums incurred by Administrative Agent or any Lender and not immediately reimbursed by Borrower within fifteen (15) days of written notice by Administrative Agent shall be considered an additional loan to Borrower hereunder at the Default Rate applicable to Reference Rate Loans.

     6.3 Financial and Other Information; Certification. Borrower shall provide to Administrative Agent the following financial information and statements for Guarantor and its consolidated subsidiaries prepared on a consolidated basis:

          (a) Within one hundred twenty (120) days after each fiscal year end, the annual audited consolidated financial statements of Borrower and Guarantor prepared in accordance with GAAP;

          (b) Within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited financial statements of Borrower and Guarantor, including cash flow statements;

          (c) Within one hundred twenty (120) days of Borrower's fiscal year end, Borrower's annual report.

          (d) If requested by Administrative Agent, copies of Borrower's and Guarantor's federal income tax return (with all schedule K-1's attached), within fifteen (15) days of filing, and, if requested by Administrative Agent, copies of any extensions of the filing date.

          (e) Within sixty (60) days after the end of each calendar quarter, an operating statement and rent roll for each Unencumbered Asset Pool Property in form and substance reasonably satisfactory to Administrative Agent.

          (f) Copies of Guarantor's Form 10-K Annual Report within one hundred twenty (120) days of its fiscal year end, the financial statements contained therein to be prepared on a consolidated basis according to GAAP, to include Borrower and Guarantor, to be certified by the chief financial officer of Borrower, and to be audited (with an unqualified opinion) by KPMG Peat Marwick or another Certified Public Accountant acceptable to Administrative Agent.

          (g) Copies of Guarantor's Form 10-Q Quarterly Report within sixty (60) days after the end of each calendar quarter except fiscal year end, copies of any and all Form 8-K filings immediately upon filing with the Securities and Exchange Commission, and copies of all statements, reports and notices sent or made available generally by Borrower or Guarantor to their respective security holders at the time they are so sent or made available, any financial statements contained therein to be certified by the chief financial officer of Borrower, and (to the extent appropriate) to be prepared on a consolidated basis according to GAAP and to include Borrower and Guarantor.

          (h) At the time of each advance, each extension of credit, and each issuance of a Letter of Credit hereunder, a compliance certificate of Borrower in the form of Exhibit E signed and certified by an authorized financial officer of Borrower (i) stating specifically that the aggregate outstanding principal amount of the Loans is less than or equal to the Availability, and (ii) setting forth whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

          (i) Within sixty (60) days of the end of each calendar quarter and in addition within one hundred twenty (120) days of the end of each calendar year, a compliance certificate of Borrower in the form of Exhibit E signed and certified by an authorized financial officer of Borrower (i) setting forth the information and computations (in sufficient detail) to determine the Gross Asset Value and to establish that Borrower is in compliance with all financial covenants set forth in this Agreement at the end of the period covered by the financial statements then being furnished, (ii) stating specifically that the aggregate principal amount outstanding on the Loans is less than or equal to the Availability, and (iii) setting forth whether there existed as of the date of the most recent financial statements of Guarantor and its consolidated subsidiaries and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

          (j) Within thirty (30) days after the end of fiscal year, Borrower's and Guarantor's one-year calendar budget (showing month-by-month projections).

          (k) Within forty-five (45) days after the end of each fiscal quarter, rolling four (4) quarter operating projections of Borrower and Guarantor in form and content reasonably acceptable to Administrative Agent.

          (l) General information on the status of projects under development directly or indirectly by Borrower or by Guarantor prepared on a quarterly basis, in the form of Exhibit E and the schedules attached thereto.

          (m) Within thirty (30) days after the end of each fiscal year, an annual business plan for Borrower and Guarantor in form and content reasonably acceptable to Administrative Agent.

          (n) Any other financial or other information concerning Borrower's or Guarantor's affairs and properties as Administrative Agent may reasonably request, to be furnished promptly upon such request.

     6.4 Notices. Borrower shall promptly notify Administrative Agent in writing of any knowledge that any officer of Borrower or Guarantor has of:

          (a) any litigation affecting Borrower, Guarantor, any Unencumbered Asset Pool Property, and/or any subsidiary or affiliate of Borrower or Guarantor that directly owns any development property or whose financial results are consolidated with those of Borrower or Guarantor for reporting purposes, in each case where the aggregate amount at risk or at issue (including litigation costs and attorneys' fees and expenses, but excluding claims which, in Administrative Agent's reasonable judgment, are expected to be covered by insurance) exceeds:
(1) in the case of litigation affecting an Unencumbered Asset Pool Property, an aggregate amount of Five Million Dollars ($5,000,000), or (2) in the case of litigation affecting Borrower, Guarantor, or any such subsidiary or affiliate of Borrower or Guarantor, an aggregate amount of Twenty-five Million Dollars ($25,000,000);

          (b) any notice that any property or Borrower's or Guarantor's business fails in any material respect to comply with any applicable law (including any Environmental Law), regulation or court order, where the failure to comply could have a material adverse effect on Borrower or Guarantor;

          (c) any material adverse change in the physical condition of any Unencumbered Asset Pool Property or Borrower's or Guarantor's financial condition or operations, or any other circumstance that materially adversely affects Borrower's intended use of any Unencumbered Asset Pool Property or Borrower's ability to repay the Loan;

          (d) any failure to comply with this Agreement or any other material agreement to which Borrower or Guarantor is a party, where such noncompliance has a material adverse effect on the ability of Borrower or Guarantor to perform their respective obligations under the terms of the Loan Documents; and

          (e) any change in Borrower's or Guarantor's name, legal structure, jurisdiction of formation, place of business to a state other than the State of California, or chief executive office to a state other than the State of California if Borrower or Guarantor has more than one place of business.

     6.5  Negative Covenants.

          6.5.1 Without the prior written consent of the Required Lenders (or Administrative Agent at the request of the Required Lenders), which consent shall not be unreasonably withheld or delayed, neither Borrower nor Guarantor shall:

                (1) engage in any business activities that would result in less than seventy percent (70%) of the Gross Asset Value being derived from multifamily residential apartments;

                (2) other than in the ordinary course of Borrower's or Guarantor's business, lease all or a substantial part of Borrower's or Guarantor's business or Borrower's or Guarantor's assets;

                (3) enter into or invest in any consolidation, merger, pool, syndicate or other combination unless Borrower is the surviving entity and control of Borrower does not change.

                (4) change the legal structure of Borrower from a limited partnership that is an operating partnership whose sole general partner is Guarantor, change the legal structure of Guarantor from a publicly traded real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857, or change the legal structure of Borrower and Guarantor as a so-called up-REIT, or without thirty (30) days' prior written notice to Administrative Agent, change Borrower's jurisdiction of formation, place of business, or chief executive office if Borrower or Guarantor has more than one place of business;

                (5) change Borrower's general partner from Guarantor or allow Guarantor to suffer a change in its executive management such that Keith Guericke is no longer Chief Executive Officer, George M. Marcus is no longer Chairman of the Board of Directors or Michael J. Schall is no longer Chief Financial Officer, unless such executive management is replaced by parties reasonably acceptable to Administrative Agent within one hundred eighty (180) days; or

                (6) in any rolling four quarter period, dispose of and distribute sales proceeds to partners, in the case of Borrower, or to shareholders, in the case of Guarantor, of more than fifteen percent (15%) of Borrower's or Guarantor's business or Borrower's or Guarantor's assets.

          6.5.2 Borrower and Guarantor shall not in any case:

                (1) form additional unconsolidated down-REITs for property acquisitions unless they comply on an on-going basis with each of the following conditions:

                    (i) EMC or any wholly owned subsidiary of Borrower or Guarantor shall be the sole general partner of any such partnership;

                    (ii) Guarantor and/or Borrower and/or EMC shall have effective management control of each property and entity; and

                    (iii) limited partners shall receive only units and/or cash for value contributed.

               (2)  liquidate or dissolve Borrower's or Guarantor's business; or

               (3) dispose of all of Borrower's or Guarantor's business or Borrower's or Guarantor's assets.

     6.6 Type of Business; Development Covenants. Borrower shall own, manage, finance, lease and/or operate as an owner multifamily residential properties, and all of Borrower's other business activities and investments shall be incidental thereto. Guarantor and its consolidated subsidiaries shall not own at any time, on a consolidated basis:

          (a) unentitled land whose aggregate value exceeds three percent (3%) of Gross Asset Value, or entitled and unentitled land whose aggregate value exceeds seven and one-half percent (7.5%) of Gross Asset Value; or

          (b) any single property under development whose value (at projected total cost) exceeds five percent (5%) of Gross Asset Value; or

          (c) properties under development whose aggregate value (at projected total cost) exceeds twenty-five percent (25%) of Gross Asset Value; or

          (d) Joint Venture Investments whose aggregate value exceeds twenty percent (20%) of Gross Asset Value; or

          (e) Capital Interests in down-REITs the aggregate value of which Capital Interests exceeds fifteen percent (15%) of Gross Asset Value.

For the purpose of calculating the development limits contained in paragraphs
(a), (b) and (c) above, projects that have not yet attained a stabilized occupancy (which, for this purpose only, shall be ninety percent (90%) occupancy) shall be valued at one hundred percent (100%) of the projected total cost of the project (multiplied, if such project is owned by a Joint Venture, by Borrower's Capital Interest in such Joint Venture). Projects that attain ninety percent (90%) occupancy shall no longer be considered for the purpose of calculating the development limits contained in paragraphs (a), (b) and (c) above.

     6.7 Performance of Acts. Upon request by Administrative Agent, Borrower shall perform all acts which may be reasonably necessary or advisable to carry out the intent of the Loan Documents.

     6.8 Keeping Guarantor Informed. Borrower shall keep Guarantor (and any other Person giving a guaranty to Administrative Agent and Lenders with regard to the Loans), in its capacity as guarantor, informed of Borrower's financial condition and business operations and all other circumstances that may affect Borrower's ability to pay or perform its obligations under the Loan Documents. In addition, Borrower shall deliver to Guarantor all of the financial information required to be furnished to Administrative Agent hereunder.

     6.9 Maximum Total Liabilities to Gross Asset Value. Total Liabilities at the end of each calendar quarter shall not exceed fifty percent (50%) of Gross Asset Value at such time.

     6.10 Unsecured Debt to Unencumbered Asset Value. The amount of Unsecured Debt at the end of each calendar quarter shall not exceed fifty percent (50%) of the Unencumbered Asset Pool Value at such time.

     6.11 Fixed Charge Coverage Ratio. The ratio of EBITDA for each calendar quarter divided by the amount of Fixed Charges for such calendar quarter shall not be less than 1.60:1.0.

     6.12 Consolidated Tangible Net Worth. Borrower shall maintain a consolidated Tangible Net Worth at the end of each calendar quarter that exceeds the sum of (1) $321,700,000.00 plus (2) eighty percent (80%) of the net proceeds of all equity issues or sales (including common stock, preferred stock and operating partnership units) that close after the Closing Date.

     6.13 Maximum Quarterly Dividends. Guarantor shall not declare or pay any distributions or dividends except from cash flow available for distributions or dividends and earned during the immediately preceding fiscal year, and in any event not in excess of ninety-five percent (95%) of Funds From Operations (as generally defined by the National Association of Real Estate Investment Trusts) ("FFO") on a rolling four (4) calendar quarter basis. The total of common and preferred stock dividends in any calendar quarter may exceed FFO for the quarter only to the extent necessary for Guarantor to retain its status as a real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857.

     6.14 Negative Pledge.

          (a) Borrower shall not create, assume, or allow any Lien (including any judicial lien) on any Unencumbered Asset Pool Property, except:

               (1) Liens for taxes, assessments or governmental charges or levies, to the extent that Borrower is not yet required to pay the amount secured thereby, and easements, covenants, conditions and restrictions, reciprocal easement and access agreements and similar agreements relating to ownership and operation; and

               (2) Liens imposed by law, such as carrier's, warehouseman's, mechanic's, materialman's and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as Borrower has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, no property of Borrower is in danger of being lost or forfeited; and

               (b) Borrower shall not create, assume or allow any negative pledge agreement in favor of any other Person affecting or relating to any Unencumbered Asset Pool Property.

               (c) Borrower shall have the right to contest in good faith by appropriate legal or administrative proceeding the validity of any prohibited Lien affecting its properties so long as (i) no Event of Default exists and is continuing, (ii) Borrower first deposits with Administrative Agent a bond or other security satisfactory to Administrative Agent in the amount reasonably required by Administrative Agent; (iii) Borrower immediately commences its contest of such Lien and continuously pursues the contest in good faith and with due diligence; (iv) foreclosure of the Lien is stayed; and (v) Borrower pays any judgment rendered for the Lien claimant or other third party, unless such judgment has been stayed as the result of an appeal, within thirty (30) days after the entry of the judgment. Borrower will discharge or elect to contest and post an appropriate bond or other security within thirty (30) days of written demand by Administrative Agent.

          6.15 Change in Ownership of Borrower or Management of the Unencumbered Asset Pool Property. Borrower shall not cause, permit or suffer (a) any change of the general partner of Borrower, (b) any change in the control of Guarantor (whether by tender offer for a majority of the outstanding shares of Guarantor, a merger in which Guarantor is not the surviving entity, or otherwise), or (c) any Person other than Guarantor or an affiliate of Guarantor to manage an Unencumbered Asset Pool Property.

          6.16 Books and Records. Borrower shall maintain adequate books and records.

          6.17 Audits. Borrower shall allow Administrative Agent and its agents to inspect Borrower's properties and examine, audit and make copies of books and records at any reasonable time upon reasonable notice to Borrower. If any of Borrower's properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Administrative Agent or its agents to have access to perform inspections or audits and to respond to Administrative Agent's requests for information concerning such properties, books and records.

          6.18 Cooperation. Borrower shall take any action reasonably requested by Administrative Agent to carry out the intent of this Agreement.

          6.19 ERISA Plans. Borrower shall give prompt written notice to Administrative Agent of:

               (a) The occurrence of any reportable event under Section 4043(b) of ERISA which requires thirty (30) days' notice;

          (b) Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA;

          (c) Any notice of noncompliance made with respect to a Plan under
Section 4041(b) of ERISA; or

          (d) The commencement of any proceeding with respect to a Plan under
Section 4042 of ERISA.

     6.20 Use of Proceeds. Borrower shall use the proceeds of the Loan only for
(i) financing for acquisition of real and personal property, (ii) letters of credit, (iii) working capital in Borrower's business, and (iv) other purposes permitted by Borrower's organizational documents as they appear as of the Closing Date, but not for the repurchase of the common stock of Guarantor.

     6.21 Use of Proceeds - Ineligible Securities. Borrower shall not use any proceeds of the Loans, directly or indirectly, to purchase or carry, or reduce or retire any loan incurred to purchase or carry, any "Margin Stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

     6.22 Existing Convertible "Flipper" Loans. Within twenty-five (25) days prior to Borrower's conversion (each, a "Conversion") of any portion of the existing One Hundred Twenty-seven Million Four Hundred Eighteen Thousand Dollars ($127,418,000) of "flipper" loans from a secured to an unsecured status, Borrower shall provide Lender with an executed certificate of compliance (each, a "Certificate of Compliance") notifying Lender of such Conversion and containing a covenant that after the occurrence of any Conversion Borrower shall continue to be in compliance with all covenants required under the terms of this Agreement.

7. REPRESENTATIONS AND WARRANTIES. When Borrower and Guarantor sign this Agreement, and until Administrative Agent and Lenders are repaid in full, Borrower and Guarantor make the following representations and warranties. Each request for an extension of credit constitutes a renewed representation and warranty.

     7.1 Organization of Borrower. Borrower is a limited partnership duly formed and existing under the laws of California.

     7.2 Authorization. The execution and compliance with this Agreement and each Loan Document to which Borrower is a party are within Borrower's powers, have been duly authorized, and do not conflict with any of Borrower's organizational papers.

     7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and it and any other Loan Document to which it is a party, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as the same may be limited by insolvency, bankruptcy, reorganization, or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

     7.4 Good Standing. In each state in which Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

     7.5 No Conflicts. Neither Borrower nor the Unencumbered Asset Pool Property are in violation of, nor do the terms of this Agreement or any other Loan Document conflict with, any regulation or ordinance, any order of any court or governmental entity, any organizational documents of Borrower or Guarantor, or any covenant or agreement affecting Borrower or the Unencumbered Asset Pool Property, which has a material adverse effect on the Borrower or the Unencumbered Asset Pool Property.

     7.6 Financial Information. All financial information which has been and will be delivered to Administrative Agent, including all information relating to the financial condition of Borrower, Guarantor and the Unencumbered Asset Pool Property, did as of its date fairly and accurately represent the financial condition being reported on. All such information was and will be prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise noted. Since December 31, 2001, there has been no material adverse change in the financial condition of Borrower, Guarantor or the Unencumbered Asset Pool Property.

     7.7 Borrower Not a "Foreign Person". Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

     7.8 Lawsuits. There are no lawsuits, actions, tax claims, investigations, proceedings, or other disputes, pending or threatened, in any court or before any arbitrator or Governmental Authority that purport to affect Borrower, Guarantor, any subsidiaries or affiliates of Borrower or Guarantor, or any transaction contemplated by this Agreement that will have a material adverse effect on Borrower, Guarantor, or any subsidiaries or affiliates of Borrower or Guarantor, or any transaction contemplated by this Agreement, or on the ability of Borrower, Guarantor or any of their subsidiaries or affiliates, to perform their respective obligations under the Loan Documents.

     7.9 Permits, Franchises. Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

     7.10 Other Obligations. Borrower is not in material default (taking into account all applicable cure periods, if any) on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     7.11 Income Tax Returns. Except as otherwise disclosed to Administrative Agent in a writing referring to this Section 7.11, Borrower has no knowledge of any pending assessments or adjustments of its income tax in an amount in excess $500,000 for any year.

     7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

     7.13 ERISA Plans.

          (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

          (b) No reportable event has occurred under Section 4043(b) of ERISA for which the applicable authorities require thirty (30) days' notice.

          (c) No action by Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
Section 4041 of ERISA.

          (d) No proceeding has been commenced with respect to a Plan under
Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

     7.14 Location of Borrower. Borrower's place of business (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement or at such other place as to which Borrower has notified Administrative Agent in writing.

     7.15 No Required Third Party/Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with any third party or any governmental agency is necessary or required in connection with Borrower's execution, delivery or performance of this Agreement or any other Loan Document to which Borrower is a party, or the enforcement of any such agreements against Borrower.

8.   DEFAULT AND REMEDIES.

     8.1 Events of Default. Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events ("Event of Default"):

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

          (a) Borrower fails to make any payment due hereunder, or fails to make any payment demanded by Administrative Agent under any Loan Document, on the earlier of (i) the Maturity Date or (ii) within fifteen (15) days after (x) the date when due or (y) if the payment is unscheduled, the date when payment is demanded by Administrative Agent; or

          (b) Borrower fails to comply with any covenant contained in this Agreement other than those referred to in clause (a), and does not either cure that failure within thirty (30) days after written notice from Administrative Agent, or, if the default cannot be cured in thirty (30) days, Borrower fails to promptly commence cure (in any event, within ten (10) days after receipt of such notice), and thereafter diligently prosecute such cure to completion, and complete such cure within ninety (90) days after receipt of such notice; or

          (c) Borrower or Guarantor becomes insolvent or the subject of any bankruptcy or other voluntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships; or the subject of any involuntary proceeding, in court, for the adjustment of debtor-creditor relationships, where such proceeding is not dismissed within sixty (60) days of commencement; or

          (d) Borrower or Guarantor dissolves or liquidates; or

          (e) Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

          (f) Guarantor breaches or fails to comply with any covenant contained in this Agreement and does not cure that failure within thirty (30) days after written notice from Administrative Agent, or, if the default cannot be cured in thirty (30) days, Guarantor fails to promptly commence cure (in any event, within ten (10) days after receipt of such notice), and thereafter diligently prosecute such cure to completion, and complete such cure within ninety (90) days after receipt of such notice; or

          (g) A defined event of default occurs under any of the Loan Documents; or

          (h) A final non-appealable judgment or order is entered against Borrower or Guarantor that materially adversely affects (i) Borrower's intended use of one or more of the Unencumbered Asset Pool Properties (subject to Borrower's right to remove any Unencumbered Asset Pool Property from the Unencumbered Asset Pool pursuant to Section 4.1(b)) or (ii) Borrower's or Guarantor's ability to repay the Loan; or

          (i) Borrower or Guarantor fails, after the expiration of applicable cure periods, if any, to perform any obligation under any other agreement Borrower has with Administrative Agent or any Lender or any affiliate of Administrative Agent or any Lender. For the purposes of this section, "affiliated with" means in control of, controlled by or under common control with; or

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

          (j) Borrower or Guarantor defaults (taking into account applicable cure periods, if any) in connection with any credit such Person has with any lender, if (1) the default consists of the failure to make a payment in excess of Five Million Dollars ($5,000,000) when due, or (2) one or more obligations that are recourse to Borrower or Guarantor whose outstanding principal amount exceeds Fifteen Million Dollars ($15,000,000) in the aggregate have been accelerated; or

          (k) There is a material adverse change in Borrower's or Guarantor's financial condition, or an event or condition that materially impairs Borrower's intended use of one or more of the Unencumbered Asset Pool Properties occurs which materially impairs Borrower's or Guarantor's ability to repay the Loan; or

          (l) The Guarantor shall no longer qualify as a real estate investment trust under the provisions of Code Sections 856 and 857.

     8.2 Remedies. If any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

          8.2.1 Termination of Commitment to Lend. Declare the Commitment of each Lender to make Loans (including Swing Line Loans) or the commitment of BankAmerica to issue Letters of Credit to be terminated, whereupon such commitment shall forthwith be terminated; provided, however, that Administrative Agent and the Lenders shall continue to honor any outstanding Letter of Credit; and

          8.2.2 Acceleration of Loans. Declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

          8.2.3 Security for Letters of Credit. Require that Borrower deposit with Administrative Agent, for the benefit of the Lenders, on demand and as cash security for Borrower's obligations under the Loan Documents, an amount equal to the aggregate undrawn amount of all then outstanding Letters of Credit (and Borrower hereby grants to Administrative Agent, as administrative agent for the Lenders, a security interest in any such amount deposited with Administrative Agent (and any amount deposited with Administrative Agent pursuant to subsection 2.7.2(a)), all earnings thereon and all proceeds thereof, and as to such amounts Administrative Agent shall have the rights and remedies of a secured party under the California Uniform Commercial Code); provided that upon the occurrence of any event specified in subsection 8.1(c) above such amounts shall automatically become due and payable without further act of Administrative Agent or the Lenders; and

          8.2.4 Exercise of Rights and Remedies. Exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection 8.1(c) above the obligation of each Lender to make Loans and the obligation of BankAmerica to issue Letters of Credit shall

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

automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.

     8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.   REFERENCE AND ARBITRATION.

     9.1 Mandatory Arbitration. Except as provided below, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or the other Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered into any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     9.2 Judicial Reference. Subject to the provisions of Section 9.1 above, in any judicial action between or among the parties, including but not limited to any action or cause of action arising out of or relating to this Agreement or the other Loan Documents or based on or arising from an alleged tort, all decisions of fact and law shall at the request of any party be referred to a referee in accordance with California Code of Civil Procedure Sections 638 et seq. The parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee(s) shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     9.3 Provisional Remedies; Self-Help. No provision of this Agreement shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

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

10.  THE ADMINISTRATIVE AGENT.

     10.1 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document, and to exercise such powers and perform such duties, as are expressly delegated to it by the terms of this Agreement and any other Loan Document, together with such powers as are reasonably incidental thereto.

     10.2 Administrative Agent's Powers. Subject to the limitations set forth in the Loan Documents, Administrative Agent's powers include but are not limited to the power: (a) to administer, manage and service the Loans; (b) to enforce the Loan Documents; (c) to make all decisions under the Loan Documents in connection with the day-to-day administration of the Loans, any inspections required by the Loan Documents, and other routine administration and servicing matters; (d) to collect and receive from Borrower or any third persons all payments of amounts due under the terms of the Loan Documents and to distribute the amounts thereof to the Lenders; (e) to collect and distribute or disburse all other amounts due under the Loan Documents; (f) to grant or withhold consents, approvals or waivers, and make any other determinations in connection with the Loan Documents; and (g) to exercise all such powers as are incidental to any of the foregoing matters. Administrative Agent shall furnish to the Lenders copies of material documents, including confidential ones, received from Borrower regarding the Loans, the Loan Documents and the transactions contemplated thereby. Administrative Agent shall have no responsibility with respect to the authenticity, validity, accuracy or completeness of the information provided. Administrative Agent will exercise its powers under this Agreement in the ordinary course of business and in accordance with Administrative Agent's usual practices, as may be modified from time to time as Administrative Agent deems appropriate under the circumstances. Except as expressly set forth in this Agreement or the other Loan Documents, Administrative Agent shall be entitled to use its discretion in taking or refraining from taking any actions in connection with the Loans and the Loan Documents. Agent may, in its sole discretion, request the Lenders' consent to an action for which their consent is not required under this Agreement or the other Loan Documents, but any such request shall not create any express or implied requirement that the Lenders' consent to any action be obtained except as expressly provided in this Agreement or the other Loan Documents. Administrative Agent may exercise any of its powers under this Agreement or any other Loan Document by or through agents or employees, and shall be entitled to advice of counsel concerning all matters pertaining to such actions. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or counsel that Administrative Agent selects with reasonable care.

     10.3 Limitation on Administrative Agent's Duties. Notwithstanding any contrary provision of any Loan Document, Administrative Agent shall not have any duties or responsibilities except those expressly set forth in the Loan Documents, nor shall Administrative Agent have any fiduciary relationship with any Lender, and no

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

implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document against Administrative Agent.

     10.4 Liability of Administrative Agent. None of Agent-Related Persons shall
(i) be liable for any action taken or omitted to be taken by any of them in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for such Person's own gross negligence or willful misconduct), or (ii) be responsible to any of the Lenders for any statement, representation or warranty made by Borrower, Guarantor or any affiliate of Borrower or Guarantor contained in any Loan Document or in any certificate, report, statement or other document provided in connection with this Agreement or any Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or Guarantor to perform its obligations under any Loan Document. Except as expressly provided in this Agreement, no Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or Guarantor or any of their subsidiaries or affiliates.

     10.5 Co-Agents. None of the Lenders identified on the face page or the signature pages of this Agreement as a "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents other than those applicable to all Lenders as such.

     10.6 Credit Decision. Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of Borrower or Guarantor, shall be deemed a representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that, independently and without reliance upon any Agent-Related Person, and based on such documents and information as it has deemed appropriate, such Lender has made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor, the value of and title to any and all Unencumbered Asset Pool Properties, and all applicable financial and regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower, and that it will continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor. Except for notices, reports and other documents that Administrative Agent is expressly required to furnish to Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning Borrower, Guarantor or any Unencumbered Asset Pool Property that may come into the possession of any Agent-Related Person.

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

     10.7 Indemnification; Cost and Expenses.

          10.7.1 Lenders, according to their respective Pro Rata Shares, shall indemnify any Agent-Related Person upon demand from and against any and all Indemnified Liabilities to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so. However, no Lender shall be liable for the payment of Indemnified Liabilities to any Agent-Related Person to the extent that such Indemnified Liabilities result from such Agent-Related Person's gross negligence or willful misconduct.

          10.7.2 Each Lender shall reimburse Administrative Agent upon demand for its Pro Rata Share of any costs or expenses (including legal fees) incurred by Administrative Agent in connection with the preparation, administration, modification or enforcement of, or legal advice in connection with, this Agreement or any other Loan Document to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower.

          10.7.3 Each Lender is severally but not jointly liable to Borrower according to its Pro Rata Share under the Loan Documents. Each Lender agrees to indemnify the other Lenders and Administrative Agent with respect to claims, liabilities, damages or losses arising out of the failure of said indemnifying Lender to meet its obligations under the Loan Documents.

          10.7.4 The undertakings in this Section 10.7 shall survive the termination of this Agreement and the other Loan Documents, the payment of all obligations hereunder and the resignation or replacement of Administrative Agent.

     10.8 Administrative Agent in its Individual Capacity. Each Lender acknowledges that Administrative Agent and its Affiliates now or in the future may have banking or other financial relationships, including being an agent on other loans, with Borrower, Guarantor and their respective affiliates, as though BankAmerica were not Administrative Agent hereunder and without notice to or any consent of Lenders. Each Lender hereby expressly waives any objection to such actual or potential conflict of interest (subject however to Lenders' right to replace Administrative Agent as provided herein). Each Lender acknowledges that in the course of such activities BankAmerica or its Affiliates may receive information regarding Borrower, Guarantor or their respective affiliates and acknowledge that Administrative Agent shall be under no obligation to provide such information to them, whether or not confidential. With respect to the Loans, BankAmerica shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender, may exercise the same as though it were not Administrative Agent, and the terms "Lender" and "Lenders" include BankAmerica in its individual capacity. Bank of America shall continue to be a Lender under this Agreement so long as it acts as Administrative Agent.

     10.9 Notice of Default. Except for defaults in the payment of principal, interest and fees payable to Administrative Agent for the account of Lenders and such other Obligations for which Administrative Agent is expressly responsible for determining

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Borrower's compliance, Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Administrative Agent shall have received written notice from Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Administrative Agent will promptly notify Lenders of its receipt of any such notice. Administrative Agent's action with respect to any such Default or Event of Default shall be in accordance with the provisions of this Agreement and the other Loan Documents.

     10.10 Successor Administrative Agent. Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon thirty (30) days' notice to Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent. If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent that would qualify as an Eligible Assignee. Upon its acceptance of the appointment as successor administrative agent, such successor shall succeed to all of the rights, powers and duties of the retiring Administrative Agent, the term "Administrative Agent", shall mean such successor, and the appointment, powers and duties of such retiring Administrative Agent shall terminate. After any retiring Administrative Agent's resignation hereunder as administrative agent, the provisions of this Agreement regarding payment of costs and expenses and indemnification of Administrative Agent shall inure to its benefit as to any actions that such retiring Administrative Agent took or omitted to take while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent in the manner set forth above. Upon replacement of Administrative Agent as provided in this Agreement, the former Administrative Agent shall promptly deliver to the new Administrative Agent an assignment of all beneficial interest in any collateral security for the Loans, if any (if before acquisition of title to any such collateral security), or a quitclaim deed to and assignment of any such property, if any (if after acquisition of any such collateral security) and copies of any books, records and documents related to the Loans to which the Lenders are entitled and which is then in the former Administrative Agent's possession.

     10.11 Withholding Tax. All taxes due and payable on any payments to be made to a Lender under this Agreement shall be such Lender's sole responsibility, except to the extent such taxes are actually reimbursed by Borrower under the Loan Documents. All payments to be made to each Lender under this Agreement shall be made after deduction for any taxes, charges, levies or withholdings which are imposed by the country of incorporation of such Lender, the United States of America or any other applicable taxing authority. Each Lender agrees to provide to Administrative Agent completed and signed copies of any forms that may be required by the United States Internal Revenue Service (and any applicable state authority) in order to certify such Lender's exemption from or reduction of United States (or applicable state) withholding taxes with respect to payments to be made to such Lender under the Loan Documents.

          Each Lender agrees to promptly notify Administrative Agent of any change that would modify or render invalid any claimed exemption or reduction, or of any sale, assignment, participation or other transfer by such Lender of all or part of its Commitment or its Loans. If any Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender, such Lender shall indemnify Administrative Agent fully for all amounts paid by Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, together with all costs and expenses (including legal expenses). The obligation of each Lender under this Section 10.11 shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

11.  MISCELLANEOUS PROVISIONS.

     11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and, in the case of an amendment, by Borrower if required, and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall do any of the following unless it is in writing and signed by all the Lenders (and in the case of an amendment, by Borrower if required) and acknowledged by Administrative Agent:

          (a) Except as otherwise provided in Sections 2.12 and 2.16, increase the aggregate Commitment or increase the Commitment of any Lender;

          (b) Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders, or any of them, hereunder or under any other Loan Document;

          (c) Reduce the rate of interest or any fees or other amounts payable in connection with the Loans except as expressly provided in this Agreement;

          (d) Change the voting percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders, or any of them, to take any action hereunder (e.g., the provisions of this Section 11.1 or the definition of the term "Required Lenders");

          (e) Amend this or any provision requiring consent of all Lenders for action by the Lenders or Administrative Agent;

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

          (f) Discharge Borrower or any Guarantor, or release all or substantially all of the collateral securing the Obligations, if any, except as otherwise may be provided in the Loan Documents or except where only the consent of the Required Lenders is expressly required by any Loan Document; or

          (g) Amend any Loan Document to change the definition of or provisions relating to an Event of Default by Borrower.

Notwithstanding the foregoing, no amendment, waiver or consent shall affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document unless it is in writing and signed by Administrative Agent in addition to the required number of Lenders. Administrative Agent shall not issue a set aside letter or waive a condition of disbursement without the consent of the Required Lenders.

     11.2 Notices. All notices, requests and other communications given under this Agreement shall be in writing and mailed, faxed or delivered to the address or facsimile number specified for notices on the applicable signature page hereof, or to such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effectively served upon delivery; or if mailed, upon the first to occur of receipt or the expiration of forty-eight (48) hours after deposit in certified United States mail, postage prepaid; or sent by overnight courier, twenty-four
(24) hours after deposit, prepaid, with the courier; or if sent by facsimile transmission, upon confirmation of receipt (to be followed by delivery of a hard copy of such notice by first class United States mail). Any agreement of Administrative Agent to receive certain notices from Borrower or the Lenders by telephone or facsimile is solely for their convenience and at their request. Administrative Agent shall be entitled to rely on the authority of any Person purporting to be an authorized Person, and Administrative Agent shall not have any liability to Borrower, any Lender or any other Person on account of any action taken or not taken by Administrative Agent in reliance upon such telephonic or facsimile notice, unless such liability arises from the gross negligence or willful misconduct of Administrative Agent.

     11.3 Attorneys' Fees. If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Agreement, the other Loan Documents or the Obligations, including any alleged tort action, regardless of which party commences the action, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees in the action or proceeding, in addition to costs and expenses otherwise allowed by law. Any such attorneys' fees incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. In all other situations, including any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, Borrower agrees to pay all of Administrative Agent's costs and expenses, including attorneys' fees, which may be incurred in any effort to collect or enforce the

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Obligations, or any part of them, or any term of any Loan Document. Attorneys'
fees shall include the allocated costs for services of in-house counsel.

     11.4 Indemnity. Borrower shall indemnify, defend and hold all Agent-Related Persons, each Lender and each of their respective officers, directors, employees, and agents (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, actions, judgments, costs, and expenses (including legal fees) which may be incurred by or asserted against any such Person arising out of or relating to the Loans or the Loan Documents or any document or transaction or action taken or not by any such Person in connection with any of the foregoing, including any investigation, arbitration, litigation, Insolvency Proceeding or other proceeding whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities that result from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 11.4 shall survive the termination of this Agreement and the other Loan Documents and payment of all other Obligations.

     11.5 Assignments and Participations.

          11.5.1 Assignments. Each Lender may at any time assign to one or more Eligible Assignees (each an "Assignee") all or part of its Pro Rata Share of the Loans and the other rights and obligations of such assignor Lender hereunder, in a minimum amount of Five Million Dollars ($5,000,000) and in additional increments of One Million Dollars ($1,000,000); provided, however, that no such assignment shall be permitted if the effect thereof is to cause the remaining Commitment of the assignor Lender to be less than Five Million Dollars ($5,000,000), provided further that, these restrictions on dollar amounts notwithstanding, a Lender may, subject to the other requirements of this Section and this Agreement, at any time, assign one hundred percent (100%) of its Pro Rata Share of the Loans. However, such assignment shall be conditioned on, and Borrower and Administrative Agent may continue to deal solely and directly with such assignor Lender until, (i) written notice of such assignment, substantially in the form of the attached Exhibit F shall have been given to Borrower and Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Administrative Agent and Borrower an Assignment and Assumption Agreement substantially in the form of the attached Exhibit F ("Assignment and Assumption Agreement") (together with any Note(s) subject to such assignment) and (iii) such Lender has paid or caused to be paid to Administrative Agent a processing fee in the amount of Three Thousand Dollars ($3,000).

          11.5.2 Effect of Assignment. From the date that Administrative Agent notifies the assignor Lender that all conditions and requirements of the assignment have been met, then to the extent that rights and obligations hereunder have been assigned (i) the Assignee thereunder shall be a party hereto and shall have the rights and obligations of a Lender under the Loan Documents, as amended, (ii) the assignor Lender shall relinquish such assigned rights and be released from such assigned obligations under the Loan Documents, (iii) this Agreement shall be deemed to be amended to the extent necessary to reflect the addition of the Assignee and the resulting adjustment of the Pro Rata Shares of the Loans arising therefrom, and (iv) the Pro Rata Share allocated to an Assignee shall reduce the Pro Rata Share of the assigning Lender.

          11.5.3 Participations. A Lender (the "originating Lender") may sell to one or more Persons that are not Affiliates of Borrower (each, a "Participant") participating interests in the Loans, the Commitment and the other interests of such originating Lender hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under the Loan Documents, as amended, shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the Loans and the Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment, consent or waiver with respect to any Loan Document, and (v) each participating interest shall be in a minimum amount of Five Million Dollars ($5,000,000), and no such participation shall be permitted if the non-participated interest of the originating Lender would thereafter be less than Five Million Dollars ($5,000,000). A Participant shall not have any rights under the Loan Documents, as amended, and all amounts payable by Borrower hereunder shall be determined as if the originating Lender had not sold such participation.

          11.5.4 Pledge to Federal Reserve Bank. Notwithstanding any other provision, a Lender may pledge its interest in the Loans in favor of any Federal Reserve Bank in accordance with Federal law.

          11.5.5 Notice of Final Assignment by Administrative Agent. If Administrative Agent assigns or sells all of its remaining interest in the Loans, Administrative Agent shall give each other Lender written notice of such assignment or sale at the time of the closing of such assignment or sale.

          11.5.6 Syndication by the Arranger; Dissemination of Information. Subject to the provisions and limitations of this Section 11.5, the Arranger may at any time syndicate the Loans or sell to one or more Persons participating interests in the Loans and/or any interest of any Lender under any of the Loan Documents, and may provide financial information about Borrower to actual or potential participants or assignees, without notice to or the consent of Borrower. These rights may include the following without limitation: subsequent to the Closing Date, the Arranger may arrange a syndicate of financial institutions (including Administrative Agent and the Lenders) which institutions shall be acceptable to Borrower (such acceptance not to be unreasonably withheld or delayed). Each Lender will be authorized to disseminate any information it obtains pertaining to this Agreement or the Loans, including any credit or other information relating to Borrower or any subsidiary or affiliate of Borrower, to any assignee or participant or prospective assignee or prospective participant, to any of Lenders' Affiliates, any regulatory body having jurisdiction over any Lender and to any other Persons as may be necessary or appropriate in any Lender's reasonable judgment.

Borrower agrees to actively assist the Arranger in syndication of the Loans. To assist the Arranger in its syndication efforts, Borrower shall, at the request of the Arranger: (1) provide and cause its advisors to provide the Arranger and any Lender that becomes a party to this Agreement as a successor in interest to a Lender, upon request, with all information reasonably deemed necessary by the Arranger to syndicate the Loans; (2) assist the Arranger upon its reasonable request in the preparation of an offering memorandum to be used in connection with the syndication of the Loans and; (3) otherwise assist the Arranger in its syndication efforts, including making available from time to time officers and advisors of Borrower and its affiliates and subsidiaries to attend and make presentations regarding the business and prospects of Borrower and its subsidiaries, as appropriate, at a meeting or meetings of prospective lenders.

     11.6 Confidentiality. Notwithstanding any contrary provision of this Agreement, each Lender agrees to exercise due care to maintain the confidentiality of information provided by Borrower and identified by it as "confidential" in connection with the Loans except (a) to the extent such information was or becomes generally available to the public (other than by disclosure by the Lender in violation of this provision), or becomes available on a non-confidential basis from a source other than Borrower (if such source is not bound by a confidentiality agreement with Borrower known to the Lender); and
(b) any Lender may disclose such information at the request of or pursuant to any requirement of any Governmental Authority to which the Lender is subject; or pursuant to subpoena or other court process or when otherwise required by law or regulation; or to the extent reasonably required in connection with any litigation, arbitration or other proceeding to which Administrative Agent, any Lender or their respective Affiliates may be party; or to the extent reasonably required in connection with the exercise of any remedy under any Loan Document; or to such Lender's auditors, counsel and other professional advisors; or to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder.

     11.7 Heirs, Successors and Assigns. The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Agreement without the prior written consent of Administrative Agent, given only with the consent of all of the Lenders in each instance. Each Lender shall have the right to transfer its Commitment and its outstanding Loans to any other Person on the terms and subject to the conditions set forth in Section 11.5. Without the consent of or notice to Borrower, Administrative Agent and Lenders may disclose to any prospective purchaser of any securities issued by Administrative Agent or Lenders, and to any prospective or actual purchaser of any interest in any Loan or any other loans made by Lenders to Borrower (in the case of a prospective purchase of an interest in the Loans or any other loan, upon Lender's receiving its standard confidentiality letter from the prospective purchaser of the interest in the Loan or any other loan), any financial or other information relating to Borrower, the Loans or the Unencumbered Asset Pool Property.

     11.8 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties signing this Agreement and their successors and assigns. No trust is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.

     11.9 Payments Set Aside. To the extent that any payments or transfers of any assets to Administrative Agent in respect of the credit facility extended by this Agreement or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then: (i) any and all obligations owed to Administrative Agent and any and all remedies available to Administrative Agent under the terms of the Loan Documents or in law or equity against Borrower shall be automatically revived and reinstated to the extent (and only to the extent) of any recovery permitted under clause (ii) below; and (ii) Administrative Agent shall be entitled to recover (and shall be entitled to file a proof of claim to obtain such recovery in any applicable bankruptcy, insolvency, receivership or fraudulent conveyance or fraudulent transfer proceeding) either: (x) the amount of the payments or the value of the transfer or (y) if the transfer has been undone and the assets returned in whole or in part, the value of the consideration paid to or received by Borrower for the initial asset transfer, plus in each case any deferred interest from the date of the disgorgement to the date of distribution to Administrative Agent in any bankruptcy, insolvency, receivership or fraudulent conveyance or fraudulent transfer proceeding, and any costs and expenses due and owing, including, without limitation, any reasonable attorneys' fees incurred by Administrative Agent in connection with the exercise of its rights under this Section 11.9.

     11.10 Interpretation. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party.

     11.11 Miscellaneous. The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision. If Borrower consists of more than one Person, each shall be jointly and severally liable for the faithful performance of this Agreement and the other Loan Documents. Time is of the essence in the performance of this Agreement and the other Loan Documents.

     11.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any conflicts of law principles.

     11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

     11.14 Integration and Relation to Loan Commitment. The Loan Documents fully state all of the terms and conditions of the parties' agreement regarding the matters mentioned in or incidental to this Agreement. The Loan Documents supersede all oral negotiations and prior writings concerning the subject matter of the Loan Documents, including any loan commitment issued to Borrower.

     11.15 Actions. Administrative Agent shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding which might affect its rights, duties or liabilities relating to the Loan, the Unencumbered Asset Pool Property, or any of the Loan Documents. Borrower shall pay promptly on demand all of Administrative Agent's reasonable out-of-pocket costs, expenses, and legal fees and expenses of Administrative Agent's counsel incurred in those actions or proceedings.

     11.16 Relationships with Other Customers. From time to time, Administrative Agent or any Lender may have business relationships with Borrower's customers, suppliers, contractors, tenants, partners, shareholders, officers or directors, with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from or lend to Borrower. Borrower agrees that in no event shall Administrative Agent or any Lender be obligated to disclose to Borrower any information concerning any other customer thereof. Borrower further agrees that any Lender may extend credit to those parties and may take any action it may deem necessary to collect any such credit, regardless of any effect the extension or collection of such credit may have on Borrower's financial condition or operations.

     11.17 Amendment and Restatement; Termination of Co-Lender Agreement. This Agreement amends and restates the Existing Agreement in full. Upon the Closing Date, the Co-Lender Agreement will terminate in its entirety.

           IN WITNESS WHEREOF, Borrower and the other parties hereto have executed this Agreement as of the date first above written.

ESSEX PORTFOLIO, L.P.,
a California limited partnership

By:  ESSEX PROPERTY TRUST, INC.,
     a Maryland corporation, its General Partner

     By:___________________________________________________
     Name:_________________________________________________
     Title:________________________________________________

     925 East Meadow Drive
     Palo Alto, CA 94303
     Attn: Toby Lieberman (facsimile: (650) 565-9855)
           Michael J. Schall (facsimile: (650) 858-0139)
           Jordan E. Ritter (facsimile: (650) 858-1372)

BANK OF AMERICA, N.A.,
as Administrative Agent and as a Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

600 Montgomery Street, 22/nd/ Floor
San Francisco, CA 94111
Attn.: Frank Stumpf (facsimile: (415) 913-3445)


UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

200 Pringle Avenue, Suite 200
Walnut Creek, CA 94596
Attn.: Geoffrey Horn (facsimile: (925) 947-2416)


BANK ONE, N.A.,
as a Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

1 Bank One Plaza, 14th Floor
Mail Code: IL1-0315
Chicago, IL 60670-0315
Attn.: Dell McCoy (facsimile: (312) 732-5939)

COMERICA BANK,
as a Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

Comerica Tower, MC 3256
500 Woodward Avenue, 7th Floor
Detroit, MI 48226
Attn.: Casey Ostrander (facsimile: (313) 222-9295)


KEYBANK NATIONAL ASSOCIATION,
as Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

1675 Broadway, Suite 400
Denver, CO 80202
Attn.: Scott Childs (facsimile: (720) 904-4410)


PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

One PNC Plaza, Mail Stop P1-POPP-l9-2
Pittsburg, PA  15222
Attn.: Lou Stempkowski (facsimile: (412) 762-6500)

DRESDNER BANK AG, New York and Grand Cayman
Branches, as a Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

355 South Grand Avenue, Suite 3200
Los Angeles, CA  90071
Attn.: Gabe Potyondy (facsimile: (213) 473-1958)


CHEVY CHASE BANK, F.S.B.,
as a Lender

By:_______________________________________________
Name:_____________________________________________
Title:____________________________________________

7501 Wisconsin Avenue, 12/th/ Floor
Bethesda, MD  20814
Attn.: J. Jordan O'Neill (facsimile: (240) 497-7714)

                              CONSENT OF GUARANTOR

     Essex Property Trust, Inc., a Maryland corporation, consents to the foregoing Second Amended and Restated Revolving Credit Agreement, and agrees to be bound by the covenants of Article 6 that apply to Guarantor and reaffirms its obligations under the Payment Guaranty dated the date of this Agreement.

Dated as of May 15, 2002           ESSEX PROPERTY TRUST, INC.,
                                   a Maryland corporation, as Guarantor

                                   By:__________________________________________
                                   Name:________________________________________
                                   Title:_______________________________________
                                   925 East Meadow Drive
                                   Palo Alto, CA 94303
                                   Attn.: Michael Schall and Jordan E. Ritter

                                    EXHIBIT A

                             UNENCUMBERED ASSET POOL

                                  AS OF 3/25/02

--------------------------------------------------------------------------------------
                                     # of     Current                        AVAILABLE
Property Name                       Units     Location           Value          Amount
--------------------------------------------------------------------------------------
Bristol Commons                      188  Sunnyvale, CA        27,831,920   13,915,960
Laurels at Mill Creek                164  Mill Creek, WA       10,065,851    5,032,926
Marina Cove                          292  Santa Clara, CA      41,816,354   20,908,177
Plumtree                             140  Santa Clara, CA      18,538,766    9,269,383
Foothill/Twin Creeks                 176  San Ramon, CA        26,882,171   13,441,086
Kings Road                           194  Los Angeles, CA      19,837,337    9,918,669
Park Place/Windsor Court/Cochran     176  Los Angeles, CA      20,256,080   10,128,040
Monterra del Mar (Windsor Terrace)   123  Pasadena, CA         15,101,520    7,550,760
The Village                          122  Oxnard, CA           16,457,714    8,228,857
Villa Scandia                        118  Ventura, CA           8,232,914    4,116,457
Trabuco Villas                       132  Lake Forest, CA      16,047,451    8,023,726
Meadows at Cascade Park              198  Vancouver, WA        11,085,451    5,542,726
Village at Cascade Park              192  Vancouver, WA        10,487,840    5,243,920
Castle Creek                         216  Newcastle, WA        21,521,737   10,760,869
Avondale at Warner Center            446  Woodland Hills, CA   40,653,223   20,326,612
Linden Square                        183  Seattle, WA          15,864,937    7,932,469
Mirrabella (Marina View)             188  Marina del Rey, CA   37,521,966   18,760,983
Salmon Run                           132  Bothell, WA          11,855,131    5,927,566

                         TOTAL:                               370,058,363  185,029,182
======================================================================================

                                    EXHIBIT B

                    FORM OF BORROWING NOTICE AND CERTIFICATE

                                                       Date: __________, ______,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Revolving Credit Agreement dated as of May 15, 2002, among Essex Portfolio L.P., a California limited partnership ("Borrower"), the Lenders party thereto, and Bank of America, N.A., as Administrative Agent (in such capacity, "Administrative Agent") and Letter of Credit issuer (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined).

The undersigned hereby requests (select one):

[_] A Borrowing of Loans [_] A Conversion or Continuation of Loans [_] Issuance of a Letter of Credit (Application for Letter of Credit enclosed)

Borrower's New Availability under the Agreement $____________.


1.   On  ______________________________.

2.   In the amount of $___________________.

3. Comprised of : [_] Swing [_] Reference Rate [_] LIBOR [_] Letter of Credit [type of credit requested]

4.   If applicable: with an Interest Period of ________ months.

The foregoing request complies with the requirements of [Section 2.4 (for a borrowing of Loans)] [Section 2.5 (for a conversion/continuation of Loans)] of the Agreement. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect to the application of the proceeds therefrom:

          (a) The aggregate outstanding principal amount of the Loans shall not, after giving effect to the requested Borrowing, Swing Loan or Letter of Credit, exceed the Availability, as defined in the Agreement.

          (b) All of the representations and warranties contained in the Agreement and the other Loan Documents are true and correct as of the date hereof and shall be true and correct on the date of the Borrowing, the making of the Swing Loan or the issuance of the requested Letter of Credit, both before and after giving effect to such Borrowing, Swing Loan or issuance of the requested Letter of Credit; provided, however, that the representations and warranties set forth in the Agreement regarding financial statements shall be deemed to be made with respect to the financial statements most recently delivered to Administrative Agent pursuant to the Agreement.

          (c) No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the requested extension of credit.

          (d) The proceeds of the Borrowing or the Swing Loan, or the purpose of the Letter of Credit, are only as permitted by the Agreement;

          (e) No act, omission, change or event which would have a material adverse effect on the Borrower has occurred since the date of the Agreement.

          (f) Enclosed are the documents and information requested by Lender as a condition to the requested Borrowing, the Swing Loan or the issuance of the Letter of Credit.

Dated as of _____________, 200__     ESSEX PORTFOLIO, L.P.,
                                     a California limited partnership

                                      By: Essex Property Trust, Inc.,
                                          a Maryland corporation,
                                          its General Partner

                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                    EXHIBIT C

                       FORM OF LETTER OF CREDIT AGREEMENT

                                 [See Attached]

                                   EXHIBIT D-1

                           SUPPLEMENTAL SIGNATURE PAGE
                              (EXISTING CO-LENDER)

                  Re: Second Amended and Restated Revolving Credit Agreement
                      (the "Credit Agreement"), dated as of May 15, 2002, among Essex Portfolio, L.P., the several financial institutions from time to time party thereto (each a "Lender" and collectively, the "Lenders"), and Bank of America, N.A., individually as a Lender and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used below and not otherwise defined shall have the meanings given such terms in the Credit Agreement.

                  Pursuant to Section 2.12 of the Credit Agreement, the undersigned agrees to increase its Commitment to $______________ (and accordingly increase the Maximum Commitment Amount to $______________), which represents a revised Pro Rata Share of _______________% of the combined Commitments of all the Lenders, effective as of __________________, 20___ (the "Effective Date"). The undersigned further agrees to continue to be bound by all of the terms and conditions of the Credit Agreement.


__________________________________



By _______________________________

   _______________________________
      [Printed Name and Title]

                                      D-1-1

ACKNOWLEDGED AND APPROVED:

We hereby consent to and approve the foregoing supplement to the Credit Agreement, and acknowledge and agree that as of the Effective Date the Maximum Commitment Amount is increased to $______________, and the Commitment of _______________________________________, is increased to $______________. We further agree that the foregoing supplement to the Credit Agreement, and the amendments effected thereby, shall not alter, diminish or otherwise affect any obligations under the Credit Agreement or any other Loan Document except as expressly set forth above. This acknowledgment and approval may be executed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute a single agreement.

Date:    __________________, 20___

"Borrower"

ESSEX PORTFOLIO, L.P.,
a California limited partnership

By:  ESSEX PROPERTY TRUST, INC.,
     a Maryland corporation


     By  ____________________________

         ____________________________
           [Printed Name and Title]

"Administrative Agent"

BANK OF AMERICA, N.A.,
as Administrative Agent

By  _________________________________

    _________________________________
        [Printed Name and Title]

                                     D-1-2

                                   EXHIBIT D-2

                           SUPPLEMENTAL SIGNATURE PAGE
                                 (NEW CO-LENDER)

                  Re: Second Amended and Restated Revolving Credit Agreement
                      (the "Credit Agreement"), dated as of May 15, 2002, among Essex Portfolio, L.P., the several financial institutions from time to time party thereto (each a "Lender" and collectively, the "Lenders"), and Bank of America, N.A., individually as a Lender and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used below and not otherwise defined shall have the meanings given such terms in the Credit Agreement.

                  Pursuant to Section 2.12 of the Credit Agreement, the undersigned agrees to become a Lender under the Credit Agreement as if originally named therein, with a Commitment of $______________ (increasing the Maximum Commitment Amount to $______________), which represents a Pro Rata Share of _______________% of the combined Commitments of all the Lenders, effective as of __________________, 20__ (the "Effective Date"). The undersigned further agrees to be bound by all of the terms and conditions of the Credit Agreement.

_________________________________



By  _____________________________

    _____________________________
      [Printed Name and Title]

                                     D-2-1

                     Offshore and Domestic Lending Offices,
                             Addresses for Notices:

_____________________________________,
  as a Lender

_________________________________
_________________________________
_________________________________
_________________________________
Attention:   ____________________

Telephone:   ____________________
Telecopier:  ____________________

Payment Information:

ABA No.:         ________________
Account Number:  ________________
      At:  _________________________________
Reference:       ___________________________
Admin. Contact:  ___________________________
Telephone:       ___________________________
Telecopier:      ___________________________

                                     D-2-2

ACKNOWLEDGED AND APPROVED:

We hereby consent to and approve the foregoing supplement to the Credit Agreement, and acknowledge and agree that as of the Effective Date the Maximum Commitment Amount is increased to $______________, and ____________________ has become a Lender under the Credit Agreement as if originally named therein, with a Commitment of _______________________. We further agree that the foregoing supplement to the Credit Agreement, and the amendments effected thereby, shall not alter, diminish or otherwise affect any obligations under the Credit Agreement or any other Loan Document except as expressly set forth above. This acknowledgment and approval may be executed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute a single agreement.

Date:  __________________, 20__

"Borrower"

ESSEX PORTFOLIO, L.P.,
a California limited partnership

By:   Essex Property Trust, Inc.,
      a Maryland corporation


      By  ____________________________

          ____________________________
            [Printed Name and Title]


"Administrative Agent"

BANK OF AMERICA, N.A.,
as Administrative Agent

By  __________________________________

    __________________________________
           [Printed Name and Title]

                                     D-2-3

                                    Exhibit E

                             COMPLIANCE CERTIFICATE

                               ____________, 20__

Mr. Frank H. Stumpf
Bank of America, N.A.
600 Montgomery Street, 37/th/ Floor
San Francisco, CA 94111

         Re: Second Amended and Restated Revolving Credit Agreement dated as of May 15, 2002 (the "Agreement") among Essex Portfolio L.P., a California limited partnership ("Borrower"), the several financial institutions from time to time party thereto (each a "Lender" and collectively, the "Lenders"), and Bank of America, N.A., individually as a Lender and as administrative agent for the Lenders (in such capacity, the "Administrative Agent")

Dear Frank:

To the best of my knowledge, no Event of Default has occurred and is continuing or would result after notice or passage of time and the Borrower is in compliance with all of the financial covenants of the Agreement under the applicable sections as of ______________, as follows:

(1) Minimum Tangible Net Worth (Section 6.12)  Required:            $___MM
                                               Actual:              $
                                               Margin:              $


Minimum                                        $____ MM
Plus 80% of post 5/15/02 offerings             $
                                               ------------
Total                                          $

(2) Total Liabilities to Gross Asset           Not to Exceed:       0.50:1.00
    Value (Section 6.9)
                                               Actual:
                                               Margin:              $
Total Liabilities (Schedule 1)                 $

Gross Asset Value:
Net income before minority interest, gain on sale of real
estate and extraordinary items (10K, 10Q or supplemental    $
Plus:  Interest                                             $
       Depreciation                                         $
       Amortization                                         $
       Joint Venture EBITDA Adjustment (Schedule 7)         $
                                                            ----------------------

EBITDA                                                      $

Less:  NOI from assets held for *3 months (Schedule 3)      $
       Minority interest for the quarter (Schedule 4)       $
       Properties sold in the quarter (Schedule 5)          $
                                                            ----------------------

Quarterly EBITDA                                            $
Annualized                                                  $
Capitalization Rate                                         8.75%
Preliminary GAV                                             $

Plus:  Cash and Marketable Securities (Financial            $
       Statement/ Unrestricted/ 90 days liquid)
       100% acquisitions during the quarter (Schedule 3)    $
       100% of book value of development in progress        $
       (Schedule 6)

                                                            ----------------------

Gross Asset Value                                           $

(3)    Fixed Charge Coverage (Section 6.11)                 Not less than:         1.60:1.00
                                                            Actual:
                                                            Margin:                $

Quarterly EBITDA (10K, 10Q or supplemental)                 $
Includes: Joint Venture EBITDA Adjustment
(Schedule 7)

Fixed Charges:
       Interest                                             $
       Capitalized interest                                 $
       Perpetual preferred stock dividend                   $
       Convertible preferred stock dividend                 $
       Scheduled principal amortization                     $
       Capital Expense Reserve ($250/unit/yr)               $

* denotes less than
                                      E-2

     Joint Venture Fixed Charge Addback                   $
     (Schedule 7)
                                                          ----------------------
Total Fixed Charges                                       $

(4)  Unsecured Debt to Unencumbered Asset Pool            Not to exceed:          0.50: 1.00
     Value (Section 6.10)
(see Schedule 1 for detail calculation)                   Actual:
                                                          Margin:                 $
Unsecured Debt (Schedule 1)                               $
Unencumbered Asset Pool Value (Schedule 2)                $
Mortgageability Value (Schedule 2)                        $

(5)  Distributions year to date (Section 6.13)            Not to exceed:          95% of FFO

                                                          Actual:

Actual FFO  (trailing 4 Qtrs - specify dates
     1/st/ Quarter 20___                                  $
     2/nd/ Quarter 20___                                  $
     3/rd/ Quarter 20___                                  $
     4/th/ Quarter 20___                                  $
                                                          ----------------------
                                                          $
Actual distributions (trailing 4 Qtrs. - specify dates)
     1/st/ Quarter 20___                                  $
     2/nd/ Quarter 20___                                  $
     3/rd/ Quarter 20___                                  $
     4/th/ Quarter 20___                                  $
                                                          ----------------------
                                                          $

(6)  Development - Schedule 6 (percentage of
     Gross Asset Value) (Section 6.6)

a: Total Development                                      Not to exceed:          25.0%
                                                          Actual:
                                                          Margin:
     Total Under Development                            = $

b: Single Asset                                           Not to exceed:          5.0%
                                                          Actual:
                                                          Margin:
     Single Assets Under Development                    = $

  c: Total Land (includes unentitled land)           Not to exceed:         7.5%
                                                     Actual:
                                                     Margin:
       Land Under Development                      = $

  d: Total Unentitled Land                           Not to exceed:         3.0%
                                                     Actual:
                                                     Margin:
       Unentitled Land Under Development           = $

  e: Joint Venture Development                       Not to exceed:        20.0%
                                                     Actual:
                                                     Margin:
       Joint Venture Development                   = $

  f: Down-REITs                                      Not to exceed         15.0%
                                                     Actual
                                                     Margin
       Down-REITs                                  = $

Each of the foregoing ratios and financial requirements were calculated as of the last day of each fiscal quarter, but were satisfied at all times during the period covered and are further detailed on the attached spreadsheet Schedules 1 through 6.

                                           Sincerely,


                                           [or] Michael Schall, [Title]

                                           [or] Mark Mikl, [Title]

                                           [or] Keith Guericke, [Title]

                                           [or] Jordan Ritter, [Title]

                                    EXHIBIT F

                        FORM OF ASSIGNMENT AND ASSUMPTION

               This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

               For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

               1.   Assignor:        _____________________________

               2.   Assignee:        ______________________________
                    [and is an Affiliate/Approved Fund of [identify Lender] ]

               3.   Borrower(s):     ______________________________

               4. Administrative Agent: ______________________, as the
administrative agent under the Credit Agreement

               5. Credit Agreement:[The [amount] Credit Agreement dated as of _______ among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

               6. Assigned Interest: ------------------------

-----------------------------------------------------------------------------------------------
Facility Assigned    Aggregate Amount of         Amount of Commitment/  Percentage Assigned of
                     Commitment/Loans for all    Loans Assigned         Commitment/Loans
                     Lenders
-----------------------------------------------------------------------------------------------
                     $                           $                      ------------%
-----------------------------------------------------------------------------------------------
                     $                           $                      ------------%
-----------------------------------------------------------------------------------------------
                     $                           $                      ------------%
-----------------------------------------------------------------------------------------------

               [7. Trade Date: ______________]

               Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

               The terms set forth in this Assignment and Assumption are hereby agreed to:

                                    ASSIGNOR

                                    [NAME OF ASSIGNOR]


                                    By   _________________________

                                    Title: _______________________


                                    ASSIGNEE

                                    [NAME OF ASSIGNEE]


                                    By  __________________________

                                    Title:  ______________________

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent


By  ____________________________


Title:  __________________________


Consented to:


ESSEX PORTFOLIO, L.P.,
a California limited partnership


By:      ESSEX PROPERTY TRUST, INC.,
         a Maryland corporation
         its General Partner


         By  _________________________


         Title:  _______________________

                                     ANNEX 1

                        STANDARD TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

                  1.      Representations and Warranties.

                  1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

                  1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                  2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to, but excluding, the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

                  3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any conflicts of law principles.

                                      F-2